UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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DARLING INGREDIENTS INC.
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251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2015
To the Stockholders of Darling Ingredients Inc.:
An Annual Meeting of Stockholders of Darling Ingredients Inc. (the “Company”) will be held on Tuesday, May 12, 2015, at 10:00 a.m., local time, at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the nine nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending January 2, 2016 (Proposal 2);

3.	To consider an advisory vote to approve executive compensation (Proposal 3); and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.
The Board of Directors recommends that you vote to approve Proposals 1, 2 and 3.
The Board has fixed the close of business on March 18, 2015, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.
This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.
Your vote is important. You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, please vote your proxy promptly so your shares are represented. You can vote by Internet, by telephone or by signing, dating and mailing the enclosed proxy.
A copy of our Annual Report for the year ended January 3, 2015 is enclosed or otherwise made available for your convenience.

By Order of the Board,

John F. Sterling
Secretary
Irving, Texas
March 31, 2015

( i)

251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038
PROXY STATEMENT
FOR AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2015
This Proxy Statement is provided to the stockholders of Darling Ingredients Inc. (“Darling,” “we” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club, 4150 N. MacArthur Blvd., Irving, Texas 75038, at 10:00 a.m., local time, on Tuesday, May 12, 2015, and at any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 31, 2015. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.
We are asking you to elect the nine nominees identified in this proxy statement as directors of Darling until the next annual meeting of stockholders, to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending January 2, 2016 and to consider an advisory vote to approve executive compensation.
QUESTIONS AND ANSWERS ABOUT VOTING
Why am I receiving these materials?
Our records indicate that you owned your shares of Darling common stock at the close of business on March 18, 2015 (the “Record Date”). You have been sent this Proxy Statement and the enclosed proxy card because Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.
What am I voting on?
There are three matters scheduled for a vote:

•	the election of the nine nominees identified in this proxy statement as directors, each for a term of one year (“Proposal 1”);

•	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending January 2, 2016 (“Proposal 2”); and

•	an advisory vote to approve executive compensation (“Proposal 3”).
Who is entitled to vote at the Annual Meeting?
All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 165,216,049 shares of common stock are outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The enclosed proxy card or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, Darling encourages you to vote either by Internet, by telephone or by filling out and returning the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.
How do I vote?
Your shares may only be voted at the Annual Meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. To vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided, or you may vote by using the telephone or the Internet in accordance with the instructions provided on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.
You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy – you must vote at the Annual Meeting.
If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.
All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3 and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.
Who may attend the Annual Meeting?
All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis. If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name” and you plan to attend the Annual Meeting, you should bring proof of ownership to the Annual Meeting, such as a current bank or brokerage account statement, to ensure your admission.
How will votes be counted?
The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented in person or by proxy. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote on routine corporate matters. The ratification of the selection of our independent registered public accounting firm is considered to be a routine matter, while the election of directors and the advisory vote to approve executive compensation are not.
Proposal 1. With respect to the nominees for director listed under “Proposal 1 – Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for his election than votes against his election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.
Proposal 2. With respect to Proposal 2 – “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of Proposal 2.
Proposal 3. With respect to Proposal 3 – “Advisory Vote to Approve Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN”. If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 3. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, your shares will be counted as if you had voted against Proposal 3.
Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making future decisions regarding executive compensation.
Who will count the votes?
Our transfer agent, Computershare Investor Services, will tally the vote and will serve as inspector of election at the Annual Meeting.
Why did I receive in the mail a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?
Securities and Exchange Commission (“SEC”) rules allow companies to provide stockholders with access to proxy materials over the Internet rather than mailing the materials to stockholders. To conserve natural resources and reduce costs, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.
How are proxies being solicited and who will pay for the solicitation of proxies?
We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $7,500, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?
If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 without charge, you should contact:
Brad Phillips
Treasurer
Darling Ingredients Inc.
251 O’Connor Ridge Boulevard, Suite 300
Irving, Texas 75038
Telephone: 972.717.0300 Fax: 972.281.4449
E-mail: ir@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on May 12, 2015
The Proxy Statement and the 2014 Annual Report to security holders are available at
www.edocumentview.com/DAR

CORPORATE GOVERNANCE
In accordance with the General Corporation Law of the State of Delaware, our restated certificate of incorporation, as amended, and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.
Independent Directors
The Board has determined that each of its current non-employee directors, O. Thomas Albrecht, D. Eugene Ewing, Mary R. Korby, Charles Macaluso, John D. March, Justinus J.G.M. Sanders and Michael Urbut meet the independence requirements of the NYSE and the SEC.
Meetings of the Board
During the fiscal year ended January 3, 2015, the Board held six regular meetings and four special meetings. Each of the serving directors attended at least 75% of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended January 3, 2015.
Communications with the Board
Stockholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may write them: c/o Secretary, Darling Ingredients Inc., P.O. Box 141481, Irving, Texas 75014-1481. All communications sent to this address will be shared with the Board, or the Lead Director or any other specific director, if so addressed.
It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. All of our directors attended our 2014 annual meeting of stockholders.
Board Leadership Structure
Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement. As further discussed below, our company has an empowered independent Lead Director who is elected annually by our Board. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our company’s strategic plans are pursued to optimize long-term shareholder value.
Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. The Board appointed Mr. Macaluso as lead director. The Lead Director’s role includes:

•	convening and chairing meetings of the non-employee directors as necessary from time to time;

•	coordinating the work and meetings of the standing committees of the board;

•	acting as liaison between directors, committee chairs and management; and

•	serving as an information resource for other directors.
Our Lead Director’s responsibilities and authorities are more specifically described in our Corporate Governance Guidelines.
The Board’s Role in Risk Oversight
The Board and each of its committees are involved in overseeing risk associated with our company. In its oversight role, the Board annually reviews our company’s strategic plan, which addresses, among other things, the risks and opportunities facing our company. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees. One of the primary purposes of the audit committee, as set forth in its charter, is to act on behalf of the Board in fulfilling its responsibilities to oversee company processes for the management of business/financial risk and for compliance with applicable legal, ethical and regulatory requirements. Accordingly, as part of its responsibilities as set forth in its charter, the audit committee is charged with (i) inquiring of management and our company’s outside auditors about significant risks and exposures and assessing the steps management has taken or needs to take to minimize such risks and (ii) overseeing our company’s policies with respect to risk assessment and risk management, including the development and maintenance of an internal audit function to provide management and the audit committee with ongoing assessments of our company’s risk management processes and internal controls. In connection with these risk oversight responsibilities, the audit committee has regular meetings with our company’s management, internal auditors and independent, outside auditors. The nominating and corporate governance committee annually reviews our company’s corporate governance guidelines and their implementation. The compensation committee considers risks related to the attraction and retention of talented senior management and other employees as well as risks relating to the design of compensation programs and arrangements. Each committee provides the Board with regular, detailed reports regarding committee meetings and actions. In addition, our company employs Michael Rath as our Senior Vice President – Fats, Hides, Energy and Chief Risk Officer. Mr. Rath reports directly to our CEO with respect to risk management and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions.
Committees of the Board
The Board has a standing nominating and corporate governance committee, audit committee and compensation committee.
Nominating and Corporate Governance Committee. The nominating and corporate governance committee currently consists of Messrs. Macaluso (Chairman), Albrecht and Urbut, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met three times during the fiscal year ended January 3, 2015. The nominating and corporate governance committee is generally responsible for:

•	identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;

•	recommending to the Board the number and nature of standing and special committees to be created by the Board;

•	recommending to the Board the members and chairperson for each Board committee;

•	developing, recommending and annually reviewing and assessing our Corporate Governance Guidelines and Code of Business Conduct and making recommendations for changes to the Board;

•	establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

•	communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

•
evaluating annually the status of Board compensation in relation to comparable U.S. companies and reporting its findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

•	periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

•	reviewing and addressing any potential conflicts of interest of our directors and executive officers;

•	developing criteria for and assisting the Board in its annual self-evaluation;

•	overseeing the annual evaluation of management of our company, including oversight of the evaluation of our Chief Executive Officer by the compensation committee; and

•	overseeing the implementation and interpretation of, and compliance with, our company’s stock ownership guidelines.
The Board has adopted a written charter for the nominating and corporate governance committee.

Audit Committee. The audit committee currently consists of Messrs. Urbut (Chairman), Ewing and March, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee also meets directly with our independent auditors. The audit committee met four times during the fiscal year ended January 3, 2015, during each of which meetings it also met directly with our independent auditors. The audit committee is generally responsible for:

•	appointing, compensating, retaining, directing and overseeing our independent auditors;

•
reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

•	reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

•
reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

•
reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports and recommending appropriate action to the Board;

•
discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed by Statement of Auditing Standards No. 61 and No. 90;

•	reviewing relationships between our independent auditors and our company in accordance with Independence Standards Board Standard No. 1;

•	inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks;

•	preparing the report of the audit committee required to be included in our proxy statement; and

•	creating and periodically reviewing our whistleblower policy.
The Board has determined in its own business judgment that all members of the audit committee are financially literate and have financial management expertise. The Board has designated Mr. Urbut, an independent director, as an audit committee financial expert in accordance with the requirements of the NYSE and the SEC.
The Board has adopted a written charter setting out the audit-related functions that the audit committee is to perform.
Please see page 64 of this Proxy Statement for the “Report of the Audit Committee.”
Compensation Committee. The compensation committee currently consists of Messrs. Albrecht (Chairman), Ewing and March, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met six times during the fiscal year ended January 3, 2015. The compensation committee is generally responsible for:

•	establishing and reviewing our overall compensation philosophy and policies;

•	determining and approving the compensation level of our Chief Executive Officer;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

•	evaluating at least annually the performance of our Chief Executive Officer and other executive officers in light of the approved goals and objectives;

•	examining and making recommendations to the Board with respect to the overall compensation program for managerial level employees;

•	reviewing and recommending to the Board for approval new compensation programs;

•	reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis;

•	reviewing employee compensation levels generally;

•	drafting and discussing our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board; and

•	preparing the report of the compensation committee for inclusion in our annual proxy statement.
The Board has adopted a written compensation committee charter setting forth meeting requirements and responsibilities of the compensation committee.
Please see page 44 of this Proxy Statement for the “Compensation Committee Report.”
Code of Business Conduct
The Board has adopted a Code of Business Conduct to which all officers, directors and employees, who for purposes of the Code of Business Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Business Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Business Conduct and may do so anonymously by contacting Darling’s independent ombudsman. The Code of Business Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers.
The Code of Business Conduct also addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations. The Code of Business Conduct provides that any transaction or activity, in which Darling is involved, with a “related party” (which is defined as an employee’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household of an employee of ours) shall be subject to review by our general counsel so that appropriate measures can be put into place to avoid either an actual conflict of interest or the appearance of a conflict of interest. Any waivers of this conflict of interest policy must be in writing and be pre-approved by our general counsel.
Stock Ownership Guidelines; Prohibition on Short-Term and Speculative Trading and Pledging
The Board has adopted stock ownership guidelines to further align the interests of our non-employee directors and officers with those of our stockholders. The guidelines provide that our Chief Executive Officer should maintain an investment in Darling common stock that is equal to five times his annual base salary. Our Executive Vice Presidents and named executive officers other than our Chief Executive Officer should each maintain an investment in Darling common stock that is equal to 2.5 times his or her annual base salary, while our Senior Vice Presidents should maintain an investment in Darling common stock that is equal to one times his or her annual base salary. Non-employee directors should each maintain an investment in Darling common stock that is equal to five times his or her annual retainer. Each person to whom the stock ownership guidelines apply must hold at least 75% of shares received by such person through incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines referred to above. In determining whether the required investment levels have been met, shares will be valued using the closing price of Darling common stock on the date(s) acquired; however, shares held on March 23, 2011 (the date that the stock ownership guidelines were adopted) will be valued at the closing price of Darling common stock on such date. In addition, under the Company’s policy on securities transactions, each person subject to the stock ownership guidelines is prohibited from engaging in (i) short-term trading (generally defined as selling Company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions. Furthermore, our Chief Executive Officer, our non-employee directors and each other officer who is subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Governance Documents
Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Business Conduct are available on our website at http://www.darlingii.com/investors.aspx. Stockholders may request copies of these documents free of charge by writing to Darling Ingredients Inc., 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038, Attn: Investor Relations.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended January 3, 2015, Messrs. Albrecht, Ewing and March, as well as former director Michael Rescoe, served on the compensation committee. Mr. Rescoe retired as a member of the Board on February 17, 2014. No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended January 3, 2015, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

PROPOSAL 1 – ELECTION OF DIRECTORS
Introduction
Our current Board consists of nine members. The nominating and corporate governance committee recommended and the Board approved the nomination of the following nine nominees for election as directors at the Annual Meeting: O. Thomas Albrecht, D. Eugene Ewing, Dirk Kloosterboer, Mary R. Korby, Charles Macaluso, John D. March, Justinus J.G.M. Sanders, Randall C. Stuewe and Michael Urbut. Ms. Korby and Mr. Sanders joined our Board on September 25, 2014 and February 26, 2015, respectively.
At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. The following table sets forth the age, principal occupation and certain other information for each of the nominees for election as a director.

Name	Age	Principal Occupation
Randall C. Stuewe	52
Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. as executive vice president and most recently as president of Gilroy Foods. Prior to serving at ConAgra Foods, he spent twelve years in management, sales and trading positions at Cargill, Incorporated.

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The Company believes Mr. Stuewe’s 25 plus years of experience at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

O. Thomas Albrecht	68
Mr. Albrecht was employed by McDonald’s Corporation from 1977 until his retirement in March 2001. Most recently, from 1995 until March 2001, Mr. Albrecht served as a senior vice president and chief purchasing officer of McDonald’s Corporation. From March 2007 until October 2010, Mr. Albrecht served as President of R&J Construction Supply, Inc. Mr. Albrecht has served as a director of our company since May 2002.

Mr. Albrecht brings an array of talents and experiences from his long tenure at McDonald’s Corporation, a world leader in the food service industry. A proven senior executive, Mr. Albrecht provides a wealth of experience, both domestic and internationally, in areas such as supply and vendor management and strategic planning and implementation. Mr. Albrecht serves as Chairman of our compensation committee and brings a thorough understanding of compensation systems necessary to retain and attract talent.

D. Eugene Ewing	66
Mr. Ewing has been the managing member of Deeper Water Consulting, LLC, a private wealth and business consulting company since March, 2004. Previously, Mr. Ewing was with the Fifth Third Bank. Prior to that, Mr. Ewing was a partner in Arthur Andersen LLP. Mr. Ewing currently serves as a director of Compass Diversified Holdings (NYSE: CODI), where he serves as chairman of the audit committee and as a member of the compensation committee. Mr. Ewing is on the advisory board for the business school at the University of Kentucky. Mr. Ewing is also a director of a private trust company located in Wyoming. Mr. Ewing has served as a director of our company since May 2011.

As a former partner with a respected independent registered accounting firm and with over 30 years of business planning and transaction experience in a wide variety of industries and circumstances, Mr. Ewing brings to our Board a substantial level of experience with and understanding of complex accounting, reporting and taxation issues, SEC filings and corporate merger and acquisition transactions. He also brings a focus on and experience in long term succession issues for corporate management.

Name	Age	Principal Occupation
Dirk Kloosterboer	60
Mr. Kloosterboer has served as our Chief Operating Officer since January 2014. He served as chief operations officer and a director and vice chairman of the board of VION N.V. from 2008 until we acquired VION Ingredients in January 2014. From September 2012 to April 2013, Mr. Kloosterboer served as chief executive officer of VION N.V. Mr. Kloosterboer has served as a director of our company since January 2014, when he joined our Board upon the closing of our acquisition of VION Ingredients.

Under Mr. Kloosterboer’s leadership, VION Ingredients made more than ten acquisitions, expanding into the gelatin and casings businesses and extending VION Ingredients’ geographic presence to China, Brazil, the United States, Japan and Australia. Mr. Kloosterboer is a highly seasoned international business executive and, through his long tenure at VION Ingredients, Mr. Kloosterboer brings extensive experience in the international animal by-products industry to our Board.

Mary R. Korby	70
Ms. Korby retired as a partner of the law firm of K&L Gates LLP, after having practiced law for more than 19 years as a partner at the law firms of K&L Gates LLP and previously, Weil Gotshal & Manges.  During her legal practice, Ms. Korby advised boards of directors and companies regarding securities law compliance, stock exchange listings, disclosure issues and corporate governance, as well as tender offers, joint ventures and mergers and acquisitions, including complex cross-border public and private transactions in diverse industries such as chemicals, defense, recycling, green energy, aviation, and manufacturing. Ms. Korby has served as a director of our company since September 2014.

As a former partner at two major, global law firms, Ms. Korby brings to our Board a substantial level of experience with and understanding of complex merger and acquisition transactions, securities law compliance and other Board related matters.

Charles Macaluso	71
Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. From 1996 to 1998, he was a partner at Miller Associates, Inc., a workout, turnaround partnership focusing on operational assessment, strategic planning and crisis management. Mr. Macaluso currently serves as a director of the following companies: GEO Specialty Chemicals, where he serves as the chairman of the board; Global Power Equipment Group Inc. (NASDAQ: GLPW), where he serves as chairman of the board; Woodbine Acquisition Corp., where he serves on the audit and compensation committees; and Pilgrim’s Pride Corporation (NYSE: PPC), where he serves on the audit committee. Mr. Macaluso has served as a director of our company since May 2002.

Mr. Macaluso brings substantial experience from both private equity and public company exposure. His extensive experience serving on the boards of directors of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

Name	Age	Principal Occupation
John D. March	67
Mr. March was employed by Cargill, Incorporated from 1971 until his retirement in December 2007, where he held a variety of managerial positions throughout his career. Most recently, from January 2000 until December 2007, Mr. March served as Corporate Vice President Platform Leader – Cargill Grain and Oilseed Supply Chain; Cargill Food Ingredients – North America. Mr. March currently serves as a director of BioFuel Energy Corp. (NASDAQ: BIOF), where he serves on the compensation and risk committees. Mr. March has served as a director of our company since March 2008.

Through his long tenure at Cargill, Incorporated, a world leading producer and marketer of food, agricultural, financial and industrial products and services, Mr. March brings our Board tenured executive experience in global agriculture, food ingredients, biofuels and fats and oils.

Justinus J.G.M. Sanders	58
Mr. Sanders has been employed in a variety of executive positions throughout his career. Most recently, he was employed from 2010 to June 2014 as the Chief Executive Officer of PSV NV Eindhoven, a professional European soccer team. In addition, since 2008 he has served as a private consultant to various businesses. From 1992 to 2008, he was employed in various managerial capacities by Campina BV, an international dairy cooperative with revenues in excess of $5 billion in consumer products and ingredients, including serving as the Chief Executive Officer from June 2000 to 2008. Prior to that, from 1988 to 1992, he served as the Chief Financial Officer of HCS Technology NV, a listed company in the Netherlands involved in automation and office equipment, and from 1980 to 1988 he served in various managerial functions at Mars Incorporated in Europe and in Australia. Mr. Sanders has served as a director of our company since February 2015.

Mr. Sanders brings extensive international experience to our Board. As a former Chief Executive Officer, Mr. Sanders provides extensive knowledge in all aspects of operating an international business. In addition, his experience in the agricultural and consumer product manufacturing industries is an attribute to our Board.

Michael Urbut	66
Mr. Urbut served as a director of FSB Global Holdings, Inc. or its predecessor Fresh Start Bakeries, Inc. from 1999 until 2010, during which time he served as chair of its audit committee. Previous to 1999, Mr. Urbut worked in various management capacities at several foodservice-related companies. Mr. Urbut has served as a director of our company since May 2005.

Mr. Urbut brings extensive experience as an executive in the foodservice and rendering industries. In addition, Mr. Urbut has spent a significant portion of his professional career as a financial executive. Mr. Urbut’s financial certification and education along with his current and past experiences as a Chief Financial Officer qualify him to be the Chairman of our audit committee and to serve as its financial expert.

Director Nomination Process
The Board is responsible for approving nominees for election as directors. To assist in this task, the Board has designated a standing committee, the nominating and corporate governance committee, which is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.
The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling Ingredients Inc., P.O. Box 141481, Irving, Texas 75014-1481. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective board nominees in the same manner regardless of the source of the recommendation.
As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

•	highest personal and professional ethics, integrity and values;

•	outstanding achievement in the individual’s personal career;

•	breadth of experience;

•	ability to make independent, analytical inquiries;

•	ability to contribute to a diversity of viewpoints among board members;

•
willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

•	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).
As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race, national origin and gender. The committee considers its current practice to be effective in identifying nominees for director who are able to contribute to the Board from diverse points of view.
Stockholders who wish to submit a proposal for inclusion of a nominee for director in our proxy materials must also comply with the deadlines and requirements of our bylaws and of Rule 14a-8 promulgated by the SEC. Please see “Additional Information” in this Proxy Statement for more information regarding the procedures for submission by a stockholder of a director nominee or other proposals.
Required Vote
To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.
Recommendation of the Board
The Board recommends that the stockholders vote “FOR” each of the nominees set forth in Proposal 1.

OUR MANAGEMENT
Executive Officers and Directors
Our executive officers and directors, their ages and their positions as of March 18, 2015, are as follows. Our executive officers serve at the discretion of the Board.

Name	Age	Position
Randall C. Stuewe	52	Chairman of the Board and Chief Executive Officer
Dirk Kloosterboer	60	Director and Chief Operating Officer
John O. Muse	66	Executive Vice President – Chief Financial Officer (Principal Accounting Officer)
Martin W. Griffin	56	Executive Vice President – Chief Operations Officer – North America
Jan van der Velden	51	Executive Vice President – Ecoson Rendac Sonac (ERS)
John Bullock	58	Executive Vice President – Chief Strategy Officer
John F. Sterling	51	Executive Vice President – General Counsel and Secretary
O. Thomas Albrecht (2) (3)	68	Director
D. Eugene Ewing (1) (2)	66	Director
Mary R. Korby	70	Director
Charles Macaluso (3)	71	Director
John D. March (1) (2)	67	Director
Justinus J.G.M. Sanders	58	Director
Michael Urbut (1) (3) (4)	66	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

(4)	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Mr. Urbut as an audit committee financial expert.
For a description of the business experience of Messrs. Stuewe, Kloosterboer, Albrecht, Ewing, Korby, Macaluso, March, Sanders and Urbut, see “Proposal 1 – Election of Directors.”
John O. Muse has served as Executive Vice President - Chief Financial Officer since December 8, 2014. Prior to that, he served as our Chief Synergy Officer since January 2014, our Executive Vice President - Chief Administrative Officer from September 2012 to December 2013, our Executive Vice President - Finance and Administration from February 2000 to September 2012 and Vice President and Chief Financial Officer from October 1997 to February 2000. Prior to that, he was Vice President and General Manager at Consolidated Nutrition, L.C. from 1994 to 1997. He also held the position of Vice President of Premiere Technologies, a wholly-owned subsidiary of Archer-Daniels Midland Company from 1992 to 1994. From 1971 to 1992, Mr. Muse was Assistant Treasurer and Assistant Secretary at Central Soya Company, Inc.
Martin W. Griffin has served as our Executive Vice President – Chief Operations Officer, North America since January 2014. From December 2010 to December 2013, he served as our Executive Vice President – Co-Chief Operations Officer. Mr. Griffin served as Chief Operating Officer of Griffin Industries, Inc. from 2006 until its merger with our company on December 17, 2010. He has extensive experience in raw material procurement and plant operations. Mr. Griffin is involved in several state associations within the industry as well as the Fats and Proteins Research Foundation and the National Renderers Association.
Jan van der Velden has served as our Executive Vice President – ERS since January 2014. He has served in a number of different capacities for VION Ingredients (now known as Darling Ingredients International) since June 1989. Most recently, he has served as the Managing Director of ERS for VION Ingredients since March 2012 and the Vice President Raw Materials & Logistics for VION Ingredients since January 2001. From May 2005 to March 2012, he served as the managing director of VION Ingredients Germany. He also served as a member of the board of VION Ingredients.

John Bullock has served as our Executive Vice President – Chief Strategy Officer since January 2014. Prior to that, he served as our Senior Vice President – Business Development from May 2012 to December 2013. Mr. Bullock began his career at General Mills Inc. in 1978 in ingredient purchasing and risk management. From 1991 to 2004, Mr. Bullock worked for ConAgra Foods Inc., where he led the mergers and acquisitions group of the ConAgra Trading and Processing Companies, with responsibility for leading the company’s growth initiatives and acquiring numerous businesses throughout the world. From 2004 to May 2012, Mr. Bullock operated JBULL INC., a boutique consulting firm he formed specializing in enhancing margin opportunities for agricultural business expansions and developing renewable fuels, during which time he consulted on numerous projects for our company, including its effort in the development and construction of the Diamond Green Diesel Facility.
John F. Sterling has served as our Executive Vice President – General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Mr. Sterling began his career with the law firm of Thompson & Knight, where he was a member of the firm’s corporate and securities practice area.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding fiscal 2014 compensation for our named executive officers (sometimes also referred to as our NEOs):

Name	Title (as of last day of fiscal 2014)
Randall C. Stuewe	Chairman and Chief Executive Officer
John O. Muse	Executive Vice President — Chief Financial Officer
Dirk Kloosterboer	Chief Operating Officer
Martin W. Griffin	Executive Vice President — Chief Operations Officer, North America
John Bullock	Executive Vice President — Chief Strategy Officer
Colin T. Stevenson	Former Executive Vice President — Global Finance and Administration
We have divided this discussion into five parts:

1.	Overview of Our Fiscal 2014 Executive Compensation Program

2.	Objectives, Governance and Compensation Components

3.	Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions

4.	Other Features of Our Executive Compensation Program

5.	Fiscal 2015 Changes to Our Executive Compensation Program

Overview of Our Fiscal 2014 Executive Compensation Program

SIGNIFICANT CHANGES TO OUR COMPANY’S BUSINESS AND COMPENSATION PROGRAMS IN FISCAL 2014
Significant Changes in our Business
Our company has undergone a major transformation in its business over the last several years leading into fiscal 2014, especially with the completion in January 2014 of the acquisition of the VION Ingredients business from VION Holding, N.V. that now operates under the name Darling Ingredients International. The changes in our business have led to significant changes in our compensation practices and policies for fiscal 2014 as described in more detail below.

Our company now operates a much larger business covering a wider array of products on a much more geographically diverse platform. The following highlights some of the key changes in our business since fiscal 2013:

•	Revenues have more than doubled, from $1.7 billion in fiscal 2013 to approximately $4 billion in fiscal 2014.

•
We have significantly expanded our business operations from U.S.-based to global, going from 120 facilities and about 4,000 employees operating primarily in the U.S. in fiscal 2013 to over 200 facilities and about 10,000 employees operating on five continents in fiscal 2014.

•	We have expanded and reorganized our business segments and products, from two business segments in fiscal 2013 (Rendering and Bakery) to three business segments in fiscal 2014 (Food, Feed and Fuel).

We are now the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the company collects and transforms all aspects of animal by-product streams into broadly usable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment.
Changes to our Executive Compensation Program - Summary of Changes
The compensation committee considered the significant changes in our business described above and made a number of changes to our executive compensation program for fiscal 2014, summarized below:

Action	Description	Reason
Changes to CEO level and mix of compensation	• Increased annual rate of base salary from $850,000 to $1,000,000	• Better align compensation opportunities with competitive market for executives with similar responsibilities at similarly-sized companies with similar business complexities
	• Increased long-term incentive (LTI) award opportunity from 125% to 300% of base salary	• Recognize that company has doubled in size, with broader product offerings and more diverse geographic operations
	• Changed target mix of LTI awards from 80% performance based restricted stock/20% stock options to 53% performance based restricted stock/47% stock options	• Shift in LTI mix further motivates the creation of stockholder value above current levels over a multi-year period
• Approximately 93% of the increase in Mr. Stuewe's target total annual compensation opportunity was in performance-based compensation
Change to Annual Incentive Bonus Metric	• In prior years, based 75% on annual "return on gross investment" (ROGI) relative to comparator group of cyclical/volatile companies	• Set financial goals that evaluate our company's performance in a transformational year where EBITDA performance at the global and regional levels is a key objective
• For fiscal 2014, based on our 2014 earnings before income, taxes, depreciation and amortization (EBITDA) rather than ROGI
• All NEOs have some or all of their annual bonus opportunity tied to global performance to align with the NEO's responsibilities and motivate decision-making that is in the best interest of our company as a whole

• EBITDA measured at the global level for Messrs. Stuewe, Bullock, and Stevenson and at both the global and regional levels for Messrs. Kloosterboer and Griffin
• For regional executive, we also tied a significant portion of annual bonus opportunities to geographic segment results to more closely align annual incentive award opportunities with performance over which the executive has the greatest amount of influence

Separate LTI Metric for Darling Ingredients International	• Mr. Kloosterboer (and other Darling Ingredients International participants) earn LTI awards for fiscal 2014 based on pre-established 2014 EBITDA goals
• The fiscal 2014 LTI award design for the Darling Ingredients International participants is intended to focus the Darling Ingredients International leadership team on achieving earnings goals for fiscal 2014.

• Consistent with FY 2013, all corporate and North American-based NEOs (other than Mr. Muse) earn LTI awards based on trailing 5-year average ROGI relative to comparator group of cyclical/volatile companies, as in prior years

• Maintains continuity in LTI plan for corporate and North American-based NEOs due to early-year completion of VION Ingredients acquisition and intent to focus NEOs on the integration of the transaction

Special PSU award	• An award of performance share units (PSUs)granted at the closing of the acquisition of VION Ingredients	• Encourage retention of the key leadership team and focus the team on the successful integration and growth of Darling Ingredients International into our combined business over the next three years
	• 3-year performance period (2014-2016) requiring achievement of pre-established and increasing annual EBITDA, generally for both the company as a whole and Darling Ingredients International	• Delivered in shares to align with stockholder interests and motivate value creation
• If performance conditions are attained, the award is settled in Darling stock

The full grant date fair value of the special PSU awards are included in the Summary Compensation Table in this proxy statement as 2014 compensation, in accordance with SEC rules. The compensation committee, however, views the special PSU awards as a one-time grant linked to the closing of the VION Ingredients acquisition. The awards will be earned only to the extent our company and Darling Ingredients International achieve pre-established annual EBITDA growth goals over a three-year performance period through 2016. Accordingly, the compensation committee does not view the special PSU award as part of the regular total direct compensation opportunity of the named executive officers. Our Summary Compensation Table therefore shows total compensation both before and after inclusion of the grant date fair value of the special PSU award for 2014.

Changes to our Executive Compensation Program - Rationale for Change

The committee believes the modifications that were made to the fiscal 2014 executive compensation program were appropriate because they meet the following objectives:

▪
Continues to emphasize performance-based compensation that (i) is aligned with stockholder interests and promotes stockholder value creation, (ii) provides significant upside opportunities if performance, as measured at the global, regional, and/or individual levels, significantly exceeds goals, but is balanced with a reduction in the values of awards if performance objectives are not achieved, and (iii) emphasizes sustained long-term performance.

▪	Offers market-based compensation opportunities that are aligned with the company’s significantly greater size, scope of operations, and complexity as a result of the VION Ingredients acquisition.

▪
Provides increased line of sight to participants via the annual incentive plan by using global and/or regional performance goals, depending on the participants’ scope of responsibilities. To encourage decision-making within the context of Darling Ingredients as a whole, a portion of all named executive officers’ annual incentive award opportunity is tied to global performance.

▪
Balances continuity with respect to providing performance-based long-term incentive awards tied to our five-year ROGI performance for corporate and North American executives with the need to motivate new executives that joined Darling Ingredients after the beginning of the fiscal year due to the VION Ingredients acquisition.

▪
Recognizes the importance of successfully executing the transformational VION Ingredients acquisition by providing additional performance-based LTI award opportunities that are tied to and earned only when the goals of sustained EBITDA performance at both the company as a whole and Darling Ingredients International are achieved. If those objectives are not achieved, however, the awards will not be earned.

In an effort to promote continuing improvement, the committee modified the certain aspects of the long-term incentive program effective for fiscal 2015 for our corporate and North America-based named executive officers, as described in more detail below under “Fiscal 2015 Changes to Our Executive Compensation Program.”

The following chart summarizes the fiscal 2014 annual and long-term incentive design for our executive officers, other than for Mr. Muse whose 2014 compensation was determined under a Transitional Services Agreement (discussed later in this Compensation Discussion and Analysis).

Fiscal 2014 Annual and Long-Term Incentive Design Overview

Feature	Annual Incentive Bonus	Long-Term Incentive Award
Form of Award	Performance-based annual cash award	Annual performance-based equity grants:
• Restricted stock
– 53% weighting for Mr. Stuewe
– 80% weighting for other NEOs
• Stock options
– 47% weighting for Mr. Stuewe
– 20% weighting for other NEOs
Amount of Target Award	Percentage of salary	• Percentage of salary
	• Target equal to 100% of base salary for CEO and from 25% to 60% of base salary for other NEOs	– Target equal to 300% of base salary for CEO and 100% of base salary for other NEOs
• Converted to target number of restricted shares/options based on beginning of year stock/option calculated value
Range of Payouts	0% to 300% of target	25% to 200% of target
Performance Measures	• 75% based on fiscal year 2014 EBITDA goals	• For corporate and North America-based NEOs, based on trailing 5-year average ROGI relative to comparator group of cyclical/volatile companies (similar to prior years)
	– Performance for Messrs. Stuewe, Stevenson, and Bullock is based entirely on global performance to most closely align with their corporate responsibilities	• For Mr. Kloosterboer, based on fiscal 2014 regional EBITDA objectives at Darling Ingredients International
– Performance for Messrs. Kloosterboer and Griffin is based 65% on their respective geographic segment and 35% on global performance to enhance the line of sight for these executives, but motivate decision-making within the context of the entire organization
• Grants made based on performance results vest 25% immediately with additional time-vesting requirements over 3 years for remaining 75% of awards
• 25% based on strategic, personal and operational (SOP) goals

Peer Company Approach Used to Set 2014 Pay Levels and Evaluate 2014 Performance

The committee uses comparator groups for the following purposes:

•	To evaluate the competitiveness of target total compensation levels for the named executive officers, and

•	To establish relative performance standards with respect to our LTI awards.

We use different comparator groups to evaluate the competitiveness of pay levels and to establish performance standards. The committee believes that it is appropriate to use U.S.-based companies that are generally similar in size to our company for pay comparisons. For performance comparisons, however, the committee believes it is appropriate to use a broader comparator group that is not limited by size or location to set the standards for measuring LTI performance goals, as company size and location do not materially influence performance comparisons.

In establishing target compensation opportunities for the named executive officers for fiscal 2014, the committee reviewed competitive compensation data for 51 companies in the materials, industrials, and consumer staples sub-industries with revenues ranging from $1.0 billion to $5.0 billion. Once the VION Ingredients acquisition was announced, the committee then validated the pay data for the position of CEO using competitive compensation data for materials, industrials, and consumer staples companies with revenues ranging from $3.0 billion to $7.0 billion (median revenues of $4.6 billion). In analyzing pay data and setting fiscal 2014 target annual compensation opportunities for the named executive officers, the committee continued to use the 50th percentile as a reference point, but did not target any specific percentile rank. See the expanded discussion in “USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE” below for a list of the companies that were used to assess compensation opportunities and additional detail on the peer group development process.

With respect to the evaluation of the Company’s 5-year ROGI performance for the performance-based LTI awards for corporate and North America-based named executive officers, the committee continued to use a 108-company comparator group comprised of highly volatile and cyclical companies in volatile and cyclical industries to assess Darling’s relative performance. The committee believes that this is an appropriate comparator group for measuring performance through fiscal 2014 because, (i) like our company, these companies are influenced, either up or down, by external conditions such as changes in commodity prices and (ii) this approach maintains consistency in setting goals and evaluating performance in a transitional year.

Fresh Look at Peer Companies in 2014

As discussed in more detail below, our company has a unique product offering that makes it difficult to establish a group of comparator companies for checking the competitiveness of our compensation opportunities and for measuring our relative business performance. Given the significant changes to our business described above, the compensation committee, with input from our independent compensation consultant, re-visited as part of its annual review process our approach to our compensation and performance comparator groups during fiscal 2014.

In particular, the compensation committee recognized the challenge of identifying appropriate comparators for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes. Many of the companies in those GICS codes that are of roughly similar size manufacture, market, and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would typically experience reduced performance when these commodity prices rise. In contrast, our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

Based on the 2014 review and in light of these challenges, the compensation committee determined that two new peer groups would be used going-forward - one to assess the company’s performance with respect to annual and long-term incentive plans (“2015 Performance Peer Group”) and a second to assess executive compensation opportunities (“2015 Pay Levels Peer Group”), of which 70% of the companies were also members of the 2015 Performance Peer Group. See the expanded discussion in “FISCAL 2015 CHANGES TO OUR EXECUTIVE COMPENSATION PROGRAM” below, which addresses the factors that were considered by the committee in developing the peer groups and summarizes the companies comprising each peer group.

Stockholder Outreach and Changes in Certain Policies in Fiscal 2014

During 2014, members of the compensation committee and management reached out to a number of our key stockholders, representing approximately 20% ownership of our outstanding shares, to specifically discuss the changes in our compensation program for fiscal 2014 and to listen to their perspectives about our compensation practices. In general, these stockholders supported our practices and strategic direction. But based in part on this feedback, as well as our continuing efforts to consider and adopt best compensation governance practices as they evolve, the compensation committee made the following changes to certain of our compensation policies and agreements during 2014:

•
Mr. Stuewe agreed to an amendment to his employment agreement to eliminate excise tax gross-ups and a “modified single trigger” provision regarding change in control severance benefits that had been in his agreement for a number of years.

•	We changed our equity compensation grant practices going forward to eliminate automatic single-trigger vesting of equity awards upon a change in control.

•
We expanded our compensation recovery (clawback) policy to go beyond the minimum requirements of law and to authorize recovery of annual or long-term incentive awards in case of a material financial restatement resulting from executive misconduct.

•	We expanded our stock ownership guidelines to prohibit stock pledging, as well as hedging, transactions.

The committee believes that our executive compensation program, as adjusted for these actions, continues to follow best practices aligned to long-term stockholder interests, summarized below:

What We Do

✓	Provide a majority of compensation in performance-based compensation	è	Consistent with goal of creating a performance-oriented environment; for CEO, 80% of annual target total direct compensation is performance-based
✓	Pay for performance based on measurable goals for both annual and long-term awards	è	Based on internal EBITDA goals and ROGI goals relative to comparator companies; annual incentive awards also based on review of strategic and operational goals
✓	Balanced mix of awards tied to annual and long-term performance	è
For CEO, target annual incentive award opportunity and target long-term incentive award opportunity represents 20% and 60% of annual target total direct compensation, respectively; 100% of long-term awards for NEOs are performance-based

✓	Stock ownership and retention policy	è	CEO must hold at least 5x base salary in company stock; other NEOs must hold at least 2.5x; required to hold at least 75% of after-tax shares until requirement is met
✓	Compensation recoupment (clawback) policy	è	Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated due to misconduct -- newly adopted
✓	Receive advice from independent compensation consultant	è	Compensation consultant (Aon Hewitt) provides no other services to the company
What We Don't Do

x	No supplemental executive retirement plans for named executive officers	è	Consistent with focus on performance-oriented environment; reasonable and competitive retirement programs offered
x	No change in control excise tax gross-ups	è	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests; CEO agreement amended in 2015 to remove excise tax gross-up
x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval	è	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
x	No automatic single-trigger vesting of equity compensation upon a change in control	è	Beginning 2015, award agreements provide for vesting following a change in control only if there is also an involuntary termination of employment (double-trigger)
x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers	è	Expanded in 2014 to cover pledging transactions; consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests

FISCAL 2014 COMPENSATION DECISIONS

The following summarizes the key compensation decisions for the named executive officers for fiscal 2014 based on these performance results:

•
Base salary: Mr. Stuewe and the other U.S. based named executive officers received increases to their annual rate of base salary to reflect the significant expansion in their scope of responsibility and the increased complexity in the business operations as a result of our companies recent acquisitions.

•
Annual Incentive Bonus: Fiscal 2014 global and regional adjusted EBITDA results were near target, and all of our named executive officers substantially achieved their SOP goals. As a result, Mr. Stuewe earned a 2014 Annual Incentive Bonus equal to about 103% of his target and the other named executive officers earned payouts ranging from about 91% to 109% of target.

•
Long-Term Incentive Awards: For the U.S.-based named executive officers, including Mr. Stuewe, 5-year average ROGI performance relative to our Performance Comparator Group of cyclical/volatile companies was near maximum performance. As a result the 2014 performance-based equity awards were granted at about 195% of target. As noted above, for our European-based participants, including Mr. Kloosterboer, the 2014 long-term incentive design focused solely on 2014 EBITDA performance for Darling Ingredients International, rather than 5-year ROGI performance for the Company as a whole. That EBITDA performance was near, but below, target. As a result Mr. Kloosterboer’s 2014 performance-based equity awards were granted at about 81% of his target. For Mr. Stuewe, the awards were provided 53% in restricted stock and 47% in stock options, and for the other named executive officers, as in prior years, the awards were provided 80% in restricted stock and 20% in stock options. Vesting and exercise terms were consistent with awards for prior years.

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the Summary Compensation Table and Grants of Plan-Based Awards Table that follows.

Objectives, Governance and Compensation Components

OVERVIEW OF OUR EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

The committee has designed our executive compensation program to serve several key objectives:

•
attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to similarly situated executives at companies similar to us;

•	reward the achievement of specific annual, long-term and strategic goals;

•	approve performance and payouts under the incentive plans, once company performance has been validated; and

•
align the interests of our named executive officers with those of our stockholders by rewarding performance that exceeds that of our comparator companies, through the use of equity-based long-term incentive awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

To achieve these objectives, the committee believes that executive compensation packages provided by our company to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals. We have designed the executive compensation program to encourage executive officers to pursue strategies that serve the interests of our company and stockholders by encouraging appropriate, but not excessive, levels of risk-taking.

The committee considered these objectives in developing the 2014 executive compensation program and believes the design of the 2014 executive compensation program supports the objectives summarized above. In the chart below, we have summarized how the 2014 executive compensation program supports the executive compensation program objectives.

Objective	How We Met This Objective in 2014
Attract and retain superior employees in key positions, with compensation opportunities that are competitive relative to the compensation paid to similarly situated executives at companies similar to us
•
Analyzed compensation opportunities for each of our NEOs relative to executives with similar responsibilities for companies with revenues of $1.0 billion to $5.0 billion (and checked pay data for Mr. Stuewe based on companies with revenues of $3.0 billion to $7.0 billion) to reflect the go-forward size of our company after the completion of the VION Ingredients acquisition.

•
Using the competitive 50th percentile from those companies as a reference point, increased compensation opportunities for NEOs to reflect the significantly greater size, scope of operations, and complexity as a result of the VION Ingredients acquisition.

Reward the achievement of specific annual, long-term and strategic goals	•	Provided at least 55% of annual target total compensation in performance-based incentive awards tied to the achievement of annual, long-term, and strategic goals.
•
Continued to provide upside opportunities on annual and long-term incentive compensation for exceeding target goals. This was balanced, however, with reductions in target opportunities for performance below target goals.

•
Modified the annual incentive plan to be based on corporate and/or regional objectives, as well as strategic, personal, and operational goals, to enhance the executive's line of sight but continue to motivate decision-making that is in the best interests of our company as a whole.

•
To recognize the importance of the transformational VION Ingredients acquisition, granted a special performance-based long-term incentive award tied to achieving increasing levels of EBITDA performance for both the company as a whole and Darling Ingredients International during 2014-2016.

Approve performance and payouts under the incentive plans, once company performance has been validated	•	Annual and long-term incentive awards primarily based on quantifiable performance goals established by the committee at the beginning of the fiscal year.
	•	Annual and long-term incentive award payouts determined only after the committee reviews and certifies performance results.
Align the interest of our named executive officers with those of our stockholders by rewarding performance that exceeds that of our comparator companies, through the use of equity-based long-term incentive awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time
•
For fiscal 2014, consistent with past practice, the long-term incentive award program for corporate and North America-based NEOs was based on our 5-year trailing ROGI performance compared to the composite ROGI performance for 108 companies that are members of the S&P 1500 that are highly cyclical and volatile and in highly cyclical and volatile industries. For Europe-based NEOs, as a transitional matter and to focus the Europe-based NEOs on achieving earnings goals, performance was based on fiscal 2014 EBITDA goals for Darling Ingredients International. See "Fiscal 2015 Changes to our Executive Compensation Program" below for a discussion about updates to the program for fiscal 2015.

	•	We have stock ownership guidelines of 5x annual base salary (for the CEO) and 2.5x annual base salary (for the other NEOs)
•
Each NEO must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of the stock options) until the NEO is in compliance with our stock ownership guidelines.

 GOVERNANCE OF OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Each member of the committee is an “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NYSE. The committee:

•	oversees our various compensation plans and programs and makes appropriate design decisions,

•	retains responsibility for monitoring our executive plans and programs to ensure that they continue to adhere to our company’s compensation philosophy and objectives, and

•	determines the appropriate compensation levels for all executives, including the named executive officers.

The committee meets on a regular basis. The committee’s duties and responsibilities are described in its charter, which can be found on our website at http://ir.darlingii.com/Documents. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee has engaged Aon Hewitt to act as independent compensation consultant. To determine the appropriate compensation levels, the committee considers, in conjunction with recommendations from Aon Hewitt:

•	Total compensation paid to the named executive officers, including retirement and post-retirement benefits and fringe benefits.

•	Our company’s long-term and short-term strategic and financial objectives.

•	Our company’s performance, the industry in which we operate, the current operating environment, relative stockholder return and market compensation for similarly-situated executives.

•
How to balance short-term and long term-compensation to provide fair near-term compensation, to align executive pay with long-term stockholder value, and to avoid structures that would encourage excessive risk taking.

The committee periodically reviews our executive compensation program to ensure that it remains competitive and provides the proper balance between cash and equity and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of its compensation program ensures continuing alignment of the elements of the compensation program with stockholder interests. During this process, the committee:

•
Consults as needed with Aon Hewitt to review and refine the elements of our compensation programs to ensure that our executive compensation meets our stated objectives and is consistent with the company’s compensation philosophy;

•	Seeks to ensure that our company’s compensation programs remain competitive;

•	Takes into consideration appropriate corporate acquisitions and the resulting impact on the size and complexity of our company’s business;

•	Evaluates the design of our compensation program to align pay and performance;

•	Evaluates the executive compensation policies to ensure a continued nexus between executive compensation and the creation of stockholder value; and

•	Compares total direct compensation with compensation paid by our comparator group.

In addition to its responsibilities for executive compensation plans and programs, the committee also evaluates and makes recommendations to the Board regarding our officer and director compensation plans, policies and programs, and reviews benefit plans for officers and employees.

Role of Chief Executive Officer

The committee evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis reviews the performance of his direct reports, which include each of the named executive officers other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and incentive award amounts, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the named executive officers.

Use of an Independent Compensation Consultant

The committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation. For fiscal 2014, the committee engaged Aon Hewitt, an independent global human resources consulting firm, to counsel the committee on various factors relating to the development of our executive compensation program, including the selection criteria for our comparator groups.

Aon Hewitt is engaged directly by, and is fully accountable to, the committee. The committee has determined that Aon Hewitt does not have any conflicts of interest that would prevent it from being objective. In reaching this determination, the committee considered:

•	neither Aon Hewitt, nor its affiliate, Aon Corporation, provides any services to our company outside of the scope of executive compensation as described above;

•	the amount of fees received by Aon Hewitt from us as a percentage of Aon Hewitt’s total revenues;

•	Aon Hewitt’s policies and procedures designed to prevent conflicts of interest;

•	no member of the committee has a business or personal relationship with the consultants rendering compensation advice;

•	no consultant advising the committee regarding compensation matters owns any of our company’s stock; and

•	none of our executive officers have any business or personal relationship with any consultant advising the committee with regard to compensation matters.
CONSIDERATION OF MOST RECENT SAY-ON-PAY VOTE

The committee considered the results of the advisory “say-on-pay” vote submitted to our stockholders at the Annual Meeting held on May 6, 2014. Over 83% of the stockholders that voted on this matter at the Annual Meeting approved the executive compensation program, indicating support of our executive compensation practices.

As noted above under “Stockholder Outreach and Changes in Certain Policies in Fiscal 2014,” we engaged directly with a number of our largest stockholders during fiscal 2014 to discuss the changes in our compensation program for 2014 and to listen to their perspectives about our compensation practices. Based in part on this feedback and in light of the significant recent changes to our business, we have continued to refine our executive compensation program as described in this Compensation Discussion and Analysis.

We intend to continue to solicit stockholder feedback on our executive compensation program by holding an advisory say-on-pay vote on an annual basis and will continue to consider the results of this process in evaluating the program and making future compensation decisions for the named executive officers. We intend to seek an advisory vote on the frequency of our say-on-pay vote at the Annual Meeting to be held in 2017 and, taking into account the feedback from that vote, we will re-evaluate the frequency of the say-on-pay vote at that time.

USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE

Purpose
The committee uses comparator groups for the following purposes:

•	To evaluate the competitiveness of executive target total compensation levels

•	To establish performance standards with respect to our long-term incentive plan
We use different comparator groups to evaluate the competitiveness of pay levels and to establish performance standards. The committee believes that it is appropriate to use companies that are generally similar in size to our company for pay comparisons. For performance comparisons, however, the committee believes it is appropriate to use a broader comparator group that is not limited by size or location to set the standards for long-term incentive plan performance, as company size and location do not materially influence performance comparisons.

We have described our approach to peer groups below. This approach was not used for Mr. Kloosterboer, as he was not a named executive officer of the organization at the time the peer groups were established and when the competitive assessment of compensation was performed.

Comparator Group Used to Evaluate Pay Levels

To evaluate the competitiveness of executive target total compensation levels, the committee worked with Aon Hewitt to identify companies that had the following characteristics:

•
Companies in the materials, industrials, and consumer staples sub-industries to best match to companies in our industry and from which we could draw executive talent, as well as companies that can be subject to cyclical and/or volatile economic conditions

•	Companies with annual revenues ranging from $1.0 billion to $5.0 billion to best match to our size
Using those parameters as a guide, 51 companies met these criteria. Competitive data from these 51 companies served as the basis for evaluating the competitiveness of executive target total compensation levels. The committee reviewed both size-adjusted (or regressed) and unadjusted compensation data derived from these companies to account for the VION Ingredients acquisition. Including the VION Ingredients acquisition, our revenues were positioned towards the top end of the comparator group revenue range (i.e., our revenues were greater than the revenues for all but eight of the fifty-one companies in the comparator group on a post-transaction basis). The chart below lists the companies in this comparison group.

Comparator Companies - Pay Levels ($1.0 Billion to $5.0 Billion)
ACCO Brands Corporation	Fortune Brands Home & Security, Inc.	New Market Corporation
Aegion Corporation	Foster Wheeler AG	Olin Corp.
AO Smith Corp.	GATX Corp.	OMNOVA Solutions Inc.
Armstrong World Industries, Inc.	Graco Inc.	Packaging Corporation of America
Barnes Group Inc.	Granite Construction Incorporated	Pentair Ltd.
Beam, Inc.	Graphic Packaging Holding Company	PolyOne Corporation
Boise Inc.	HB Fuller Co.	Rockwell Collins Inc.
Brady Corp.	Herman Miller Inc.	Snap-on Inc.
Brown-Forman Corporation	Hillshire Brands Company	Sonoco Products Co.
Chart Industries Inc.	IDEX Corporation	Steelcase Inc.
Chiquita Brands International Inc.	Iron Mountain Inc.	The ADT Corporation
Church & Dwight Co. Inc.	Lennox International, Inc.	The Babcock & Wilcox Company
Cubic Corporation	Lorillard, Inc.	The Valspar Corporation
Curtiss-Wright Corporation	Martin Marietta Materials Inc.	Toro Co.
Donaldson Company, Inc.	McCormick & Company, Incorporated	Valmont Industries, Inc.
Energizer Holdings Inc.	Mead Johnson Nutrition Company	Woodward, Inc.
Flowserve Corp.	Meritor, Inc.	Xylem Inc.

In anticipation of the completion of the VION Ingredients acquisition, which significantly increased the size of the company, the committee checked the competitive compensation information for the position of Chief Executive Officer by reviewing additional competitive compensation data provided by Aon Hewitt from its Total Compensation MeasurementTM database for 34 general industry companies with revenues ranging from $3.0 billion to $7.0 billion (with median revenues of $4.6 billion). In assessing pay data from this comparator group, the committee reviewed size-adjusted data that reflected our post-transaction revenues. Of the 34 companies in this peer group, 21 of the companies were also in the comparator group of companies with revenues of $1.0 billion to $5.0 billion initially used to assess pay levels. The chart below lists the companies used to check the competitive positioning of Mr. Stuewe’s compensation opportunity.

Comparator Companies - Used to Assess CEO Competitive Pay Levels ($3.0 Billion to $7.0 Billion)
Avery Dennison Corporation	Iron Mountain Inc.	Ryder System, Inc.
Chicago Bridge & Iron Company N.V.	Joy Global, Inc.	Snap-on Inc.
Chiquita Brands International Inc.	Lorillard, Inc.	Sonoco Products Co.
Cliffs Natural Resources Inc.	McCormick & Company, Incorporated	The ADT Corporation
Con-way Inc.	Mead Johnson Nutrition Company	The Babcock & Wilcox Company
Energizer Holdings Inc.	Meritor, Inc.	The Clorox Company
Flowserve Corp.	Owens Corning	The Hershey Company
Fortune Brands Home & Security, Inc.	Owens-Illinois, Inc.	The Valspar Corporation
Foster Wheeler AG	Pentair Ltd.	United Stationers Inc.
Graphic Packaging Holding Company	Rockwell Automation Inc.	Valmont Industries, Inc.
Hillshire Brands Company	Rockwell Collins Inc.	Xylem Inc.
Huntington Ingalls Industries, Inc.

The committee uses competitive pay information derived from the comparator groups to generally inform its compensation decisions, but does not formulaically benchmark based on this data. The committee generally sets target levels of annual total direct compensation for the named executive officers at or near the 50th percentile of total compensation paid to similarly situated executives at the comparison companies. This approach of using the competitive 50th percentile of total compensation as a reference point was continued in 2013 when setting 2014 pay levels even though our size as measured by revenues was larger than most of the peers after the completion of the VION Ingredients acquisition. Variations from the 50th percentile level may occur due to the experience level of the individual and market factors, as well as performance that is significantly above or below goals. Even though the committee evaluates compensation holistically, the committee did not use competitive data from these companies in making the one-time special PSU awards tied to the VION Ingredients acquisition, as pay data from these companies was focused on evaluating annual compensation opportunities.

Comparator Groups Used to Evaluate Long-Term Performance

The committee also uses a comparator group to evaluate performance levels with respect to the long-term incentive plan (“Performance Comparator Group”). The Performance Comparator Group was established in 2011 and comprises 108 companies that have the following characteristics:

•	are members of the S&P 1500,

•	are in highly cyclical or volatile industries, and

•	within those industries, are highly cyclical or volatile, as measured by positive or negative fluctuations in company earnings before interest and taxes (EBIT) over a 10-year period.

The committee believes that this is an appropriate comparator group for measuring performance because, like our company, these companies are influenced, either up or down, by external conditions such as changes in commodity prices. In evaluating performance related to fiscal 2014, the committee continued to use this Performance Comparator Group in order to maintain consistency in setting goals and evaluating performance.

COMPONENTS OF FISCAL 2014 EXECUTIVE COMPENSATION PROGRAM
For fiscal 2014, the compensation for the named executive officers included the following components:

Fiscal 2014 Compensation Components

Compensation Component	Description	Objective
Base Salary	• Fixed compensation component	Compensate NEOs for services rendered during the fiscal year on a competitive basis when compared to certain comparator companies
• Periodically reviewed by the committee and adjusted based on competitive practices and economic conditions
Annual Incentive Bonus	• Short-term variable compensation component, performance-based, and payable in cash	• Provide a substantial portion of each NEO's potential cash compensation in the form of performance-based awards
	• Each NEO has a target award expressed as a percentage of salary (25% to 100% of base salary):	• Reward attainment of financial, operational and strategic objectives on a short-term (annual) basis
	– Mr. Stuewe: 100% of base salary	• Set financial goals that evaluate our company's performance relative to our budget in a transformational year where EBITDA performance is a key objective
– Messrs. Kloosterboer, Stevenson, and Bullock: 50% - 60% of base salary
	– Mr. Griffin: 25% of base salary	• Tie awards to company and/or regional results to better align annual incentive award opportunities with performance over which the NEO has the greatest amount of influence
– Mr. Muse did not participate for 2014
• Payouts based on (i) 2014 global and/or regional EBITDA goals (75% weighting) and (ii) individual SOP goals (25% weighting)
– EBITDA based on overall company performance for Messrs. Stuewe, Stevenson, and Bullock
– For Messrs. Kloosterboer and Griffin, the EBITDA portion is based on 65% on their respective regional performance and 35% on overall company performance
– Payouts range from 0% to 30% of target
Long-Term Incentive Compensation	• Long-term variable compensation component, performance-based grants settled in company stock	• Tie the amount of annual long-term awards to measurable financial performance results
	• Each NEO has a target award expressed as a percentage of salary (ranging from 100% to 300% of base salary):	• Increase in long-term incentive award opportunities to recognize the significant increase in the complexity, size and scope of operations
	– Mr. Stuewe: 300% of base salary	• For corporate and North America-based NEOs, maintains similar measurement of performance because VION Ingredients was acquired after the start of the fiscal year
– Other NEOs: 100% of base salary
– Mr. Muse did not participate for 2014
• For corporate and North America-based NEOs, award amount depends on trailing 5-year average ROGI, excluding results attributable to Darling Ingredients International, relative to a comparator group of cyclical/volatile companies

• Set financial goals that evaluate our company's performance relative to companies whose financial performance, similar to ours, is influenced, either up or down, by external conditions such as changes in commodity prices

• For Europe-based NEOs, award amount depends on Darling Ingredients International 2014 EBITDA
• In 2014, utilized the same comparator group and performance curve for corporate and North America-based NEOs as those used in 2013 to maintain consistency in performance objectives in a transformational year

• Awards provided in combination of restricted stock and stock options
	– For Mr. Stuewe, weighted 53% restricted stock and 47% stock options	• For Europe-based NEOs, use of EBITDA reflects emphasis on balancing the attainment of 2014 financial results in a transformational year and integrating the VION Ingredients business
– For the other NEOs (other than Mr. Muse), weighted 80% restricted stock and 20% stock options

Compensation Component	Description	Objective
• Between 25% and 200% of the target number of awards will be granted based on performance
• Mr. Stuewe's LTI mix places more emphasis on stock options, which require share price growth above the option exercise price, to further motivate Mr. Stuewe to create stockholder value above current levels over a multi-year period. More than 50% of the increase in Mr. Stuewe's total compensation was provided in stock options to increase Mr. Stuewe's alignment with stockholders and drive stock price growth

• Time-based vesting over a 3-year period after the completion of the performance period
• Encourage the NEOs to enhance the value of our company and increase the price of the company's stock, resulting in greater stockholder return over time
• Reduce excessive risk-taking by aligning NEOs' interests with the company's and stockholders' long-term interests
• Encourage mult-year financial performance that exceeds that of our comparator group
2010 Special Incentive Program(Only applicable to Mr. Stuewe and Mr. Muse)	• Incentive award established in connection with our company's acquisition of Griffin in 2010
• Encourage the participating NEOs to enhance the value of our company following the Griffin acquisition and increase the price of the company's stock to certain pre-determined levels, resulting in greater stockholder return over time

• Includes multi-year potential grant opportunities, including one in 2014
	• Grants are made in shares of stock that vest based upon the attainment of specified performance goals tied to our stock price	• Encourage strong mult-year financial performance
2014 Special PSU Awards	• Long-term incentive award granted in connection with our company's acquisition of VION Ingredients in January 2014	• Encourage NEOs to successfully integrate Darling Ingredients International as demonstrated by achieving pre-determined levels of EBITDA over 2014-2016
• Vesting for corporate and North America-based NEOs based on achievement of EBITDA goals for the company as a whole and Darling Ingredients International in 2014, 2015, and 2016 (one-third of award may vest in each year)
• Share-settled awards motivate stockholder value creation and further align NEOs with stockholders
• Three-year performance period with increasing performance requirements designed to create sustained EBITDA growth over multiple years
	• Vesting for Europe-based NEOs has two components:	• Creates a dual focus for NEOs of balancing EBITDA performance at Darling Ingredients International with overall company performance to align with stockholder value creation expectations
– 25% tied to transaction closing, and
– 75% tied to achievement of EBITDA goals for Darling Ingredients International in 2014 and for the company as a whole and Darling Ingredients International in 2015 and 2016 (one-third of award may vest in each year)

• Providing partial awards if EBITDA goal for one entity is narrowly missed (as long as EBITDA goal for other entity is achieved) maintains a pay-for-performance culture and decreases risk in compensation program

• Awarded as share-settled units
• Award may be partially earned if EBITDA goal for one entity is narrowly missed, as long as EBITDA goal for other entity is achieved
Retirement and Health and Welfare Benefits	• 401(k) plan and frozen pension plan	• Provides competitive employee benefits in the form of retirement and health and welfare benefits
	• Group health, life and other standard welfare plan benefits	• Severance benefits provide important recruitment/retention tool
• Benefits for Mr. Kloosterboer per his employment agreement and customary for Europe-based executive
• Termination/severance benefits per employment/severance agreement

MIX OF SALARY AND INCENTIVE AWARDS (AT TARGET)
The following chart and table illustrate the mix of total direct compensation elements for our named executive officers at target performance. These charts demonstrate our executive compensation program’s focus on variable, performance-driven cash and equity-based compensation. In each case, the information excludes the 2014 Special PSU award in order to illustrate the intended mix of annual total direct compensation opportunities.

Chief Executive Officer-Target Annual Compensation Mix

Named Executive Officer Target Annual Compensation Mix

Target Pay Mix for Other Named Executive Officers
Executive	Base Salary	Annual Incentive Bonus	Performance-Based Stock Options	Performance-Based Restricted Stock

Mr. Muse	100%	0%	0%	0%
Mr. Kloosterboer	40%	20%	8%	32%
Mr. Griffin	44%	11%	9%	36%
Mr. Bullock	38%	23%	8%	31%
Mr. Stevenson	38%	23%	8%	31%
SPECIAL COMPENSATION ARRANGEMENTS AND MIX FOR MR. MUSE AND MR. GRIFFIN
Mr. Muse’s total direct compensation for 2014 differed from the other named executive officers. In December 2013, in anticipation of a role change resulting from the VION Ingredients acquisition, we entered into a Transitional Services Agreement with Mr. Muse. Under this agreement, Mr. Muse was not eligible for any annual or long-term incentive compensation awards for 2014 performance. Instead, the agreement provided for a contractually-set base salary for 2014 of $1.7 million in exchange for Mr. Muse’s services in a non-executive capacity focused on the integration of the VION Ingredients business. The agreement also contemplated Mr. Muse’s retirement at the end of 2014, at which time his unvested equity compensation awards would vest. The company was legally obligated to follow this agreement for 2014. For this reason, the discussion that follows regarding “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-Term Incentive Compensation Decisions” does not apply to Mr. Muse, and his compensation is not addressed in that discussion. The Transitional Services Agreement does not apply after 2014. Given Mr. Muse’s new role beginning December 2014 as the company’s Executive Vice President - Chief Financial Officer, Mr. Muse will participate in the same compensation programs as applicable to the other named executive officers beginning with 2015.

The mix of total direct compensation for Mr. Griffin differs from the other named executive officers as the result of an employment agreement that he entered into with the company as part of the closing of the Griffin acquisition in December 2010. Under Mr. Griffin’s agreement, his level of base salary that was in effect with Griffin before the acquisition was required to remain in effect during a three-year term following the acquisition. Although the employment agreement expired in December 2013, the committee determined not to reduce Mr. Griffin’s base salary level for 2014. The committee, however, adjusted the level of Mr. Griffin’s incentive opportunities during fiscal 2014 in light of his base salary level.

Fiscal 2014 Total Direct Compensation:
Base Salary and Annual and Long-term Incentive Compensation Decisions
BASE SALARY

Our company provides named executive officers with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data supplied by Aon Hewitt. Base salary is designed to be competitive when compared with comparison companies. The committee periodically reviews base salaries of senior executives to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background. Mr. Kloosterboer’s base salary is set based on the terms of his employment agreement with the company entered into as part of the VION Ingredients acquisition and includes a holiday allowance customary for European employees.

For fiscal 2014, the committee increased the annual rate of base salary for Mr. Stuewe from $850,000 to $1,000,000. This increase reflects Mr. Stuewe’s leadership of a business that, since fiscal 2013, has doubled in size, with broader product offerings and more diverse geographic operations. For fiscal 2014, the Committee also increased the annual rate of base salary for Messrs. Griffin, Bullock, and Stevenson to reflect the significant expansion in their scopes of responsibility and the increased complexity in the business operations as a result of the company’s 2013 and 2014 acquisitions. The chart below summarizes how fiscal 2013 base salaries compare to fiscal 2014 base salaries for each of these three named executive officers.

Executive	Fiscal 2013 Annual Salary	Fiscal 2014 Annual Salary

Mr. Griffin	$760,907	$800,000
Mr. Bullock	$309,000	$375,000
Mr. Stevenson	$457,500	$500,000

ANNUAL INCENTIVE COMPENSATION
Overview
To motivate performance, each of our named executive officers was provided with an annual incentive award opportunity for fiscal 2014 tied to (i) global and/or regional earnings before interest, taxes, depreciation, and amortization (“EBITDA”) goals and (ii) the performance of the individual with respect to key strategic, personal and operational (“SOP”) goals. The range of award payouts that an executive could earn, as well as the performance goals, were established at the beginning of the year. Additional detail with respect to the design of the fiscal 2014 annual incentive program is provided below.
Annual Incentive Award Formula
In determining payouts under the fiscal 2014 annual incentive program, the committee used the following formula for the named executive officers:

Annual Incentive Award Opportunities

The chart below summarizes the target annual incentive award opportunities for the named executive officers (other than Mr. Muse) for fiscal 2014:

	Fiscal 2014 Target Bonus Opportunities
Executive	Percent of Base Salary	In Dollars

Mr. Stuewe	100%	$1,000,000
Mr. Kloosterboer (1)	50%	$435,943
Mr. Griffin	25%	$200,000
Mr. Bullock	60%	$225,000
Mr. Stevenson	60%	$300,000

(1)
Mr. Kloosterboer is paid in euros, and his annual base salary in fiscal 2014 was €655,849.  Accordingly, the amount shown in this table, as well as all amounts in the Summary Compensation Table other than the amounts in the Stock and Option Awards columns, as well as all dollar amounts of compensation noted elsewhere in this proxy statement for Mr. Kloosterboer (except for the value of shares of common stock and equity awards), represent data converted from euros.  For 2014, compensation was converted at the average exchange rate during 2014 of 1.3294 dollars per euro.

Annual Incentive Plan Performance Metrics and Range of Performance

For fiscal 2014, the committee modified the design of the annual incentive plan to measure financial performance based on a targeted level of EBITDA instead of ROGI compared to a peer group. The committee viewed the change as appropriate given the transformative nature of the VION Ingredients acquisition in January 2014, and believed that the use of EBITDA was the most appropriate approach to measuring the company’s performance in a transitional year. The committee continued to balance the financial objectives of the organization with strategic, personal, and operational objectives that are closely tied to the company’s performance in other key areas of the business that drive stockholder value creation and enhance line of sight. Additional detail with respect to the performance metrics and range of performance is provided below.

EBITDA (75% weighting): 75% of each named executive officer’s payout was tied to a targeted level of EBITDA performance for fiscal 2014. Depending on the named executive officer’s responsibilities, EBITDA was measured at the global and/or regional level.

The committee selected global and/or regional EBITDA as the sole financial performance metric because (i) EBITDA is one element of ROGI, which is the performance metric that has been used in prior years, and thus, is well understood internally, (ii)  incenting the achievement of a targeted level of EBITDA in a transformational year was most closely aligned with continued stockholder value creation, and (iii) the committee wanted to address feedback from proxy advisory firms with respect to the use of a singular performance metric in both our annual and long-term incentive plans, and determined that the use of EBITDA instead of ROGI was an appropriate way to do so while continuing to motivate performance that is tied to shareholder value creation. The committee also considered how best to measure performance, and determined that because of the company’s significant investment in VION Ingredients, using an external benchmark to assess performance placed the company at a significant disadvantage relative to its peers and would not appropriately measure the company’s performance and drive performance results. Based on those factors, the committee concluded that a targeted level EBITDA was the most appropriate performance metric.

To enhance the line of sight of executives and motivate controllable performance, EBITDA was measured as follows:

•	Corporate executives (Messrs. Stuewe, Bullock, and Stevenson): 100% based on global EBITDA performance

•	Region executives (Messrs. Kloosterboer and Griffin): 65% based on region performance and 35% based on global performance

The calculation of EBITDA is subject to adjustment by the committee for certain one-time, unusual or extraordinary items in order to more fairly assess our company’s performance for executive compensation purposes. These adjustments for compensation purposes may differ from the adjustments included in the company’s reported adjusted EBITDA. For fiscal 2014, these adjustments included acquisition and transaction related expenses, while normalizing for currency exposure. In addition, the adjusted EBITDA includes our company's portion of the EBITDA from our Diamond Green Diesel joint venture.

In developing the fiscal 2014 EBITDA goals, the committee considered the following factors: anticipated performance based on forecasted economic conditions, historic performance, performance relative to other companies in volatile and highly cyclical businesses, and the expectations of our institutional investors with respect to our returns on invested capital. The performance goals were set in a way such that the achievement of target performance was difficult, but still attainable, and beyond target performance, the goal was intended to be very challenging. The fiscal 2014 performance curve for the global EBITDA goal is summarized below.

	Fiscal 2014 EBITDA Performance (In Millions)
Achievement	Corporate	Award Payout (Percentage of Target)

Below Threshold	Below $500.0	0%
Threshold	$500.0	25%
Target	$600.0	100%
Maximum or Above	$750.0	300%

Strategic, Personal, and Operational Goals (25% weighting): Each of our named executive officers also had SOP goals for fiscal 2014 that were tied to short- and long-term strategic objectives within the company. The SOPs were a blend of quantitative and qualitative goals for each named executive officer, with a varying number of goals and weighting of those goals for each executive. The SOPs with respect to fiscal 2014 addressed items such as:

•	growing the core business;

•	integration and synergy goals;

•	achieving safety goals; and

•	other specific business development goals and projects.

Payouts with respect to the SOPs generally could range from 0% to 300% of target, with a payout equal to 100% of target for achieving target level performance. In order for the executives to be eligible to receive an award with respect to the SOPs, we had to achieve at least threshold global EBITDA performance (i.e., $500 million for fiscal 2014).
2014 Performance Results and Award Payouts

For fiscal 2014, we achieved global adjusted EBITDA of approximately $609 million, which resulted in award payouts equal to about 109% of target on the global EBITDA portion of the performance goal. As noted above, Mr. Kloosterboer’s and Mr. Griffin’s EBITDA payout was also impacted by regional performance, which in both cases was near, but slightly below, target.

As the threshold level of global EBITDA was achieved, the portion of the award based on the SOPs was fully payable. Each of the named executive officers was determined to have met at least 75% of their applicable SOP goals for fiscal 2014. For Mr. Stuewe, the committee noted in particular the successful closing of the VION Ingredients acquisition and the integration efforts in connection therewith. Accordingly, with respect to the SOPs, Mr. Stuewe earned approximately 86% of target. The other named executive officers (other than Mr. Muse) earned between approximately 94% and 109% of target on the SOP portion.

The chart below provides a summary of the awards earned for EBITDA and SOP performance by each named executive officer.

	Award Payouts Based on Actual Performance
Executive	Fiscal 2014 Target Bonus Opportunity	EBITDA Payout (75% Weighting)	SOP Payout (25% Weighting)	Total AIP Payout	Total Payout as a Percent of Target

Mr. Stuewe	$1,000,000	$817,299	$213,860	$1,031,159	103.12%
Mr. Kloosterboer	$435,943	$295,875	$102,446	$398,321	91.37%
Mr. Griffin	$200,000	$152,585	$47,000	$199,585	99.80%
Mr. Bullock	$225,000	$183,892	$60,072	$243,964	108.43%
Mr. Stevenson	$300,000	$245,190	$81,730	$326,920	108.97%

LONG-TERM INCENTIVE COMPENSATION

Overview

Each of our named executive officers, other than Mr. Muse, was provided with long-term incentive award opportunities for fiscal 2014 that were tied to our performance. The principal objectives of the long-term incentive (“LTI”) design are to (i) motivate our named executive officers to drive sustained long-term stockholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, and (iii) provide the named executive officers with equity ownership opportunities that will further enhance their alignment with our stockholders’ interests. The committee believes that providing long-term equity-based awards incentives executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives.

As a result of the VION Ingredients acquisition, the committee developed an approach to granting long-term incentive awards that was most closely aligned with the objectives of driving long-term shareholder value creation, providing line of sight to best drive results, and recognizing that VION Ingredients was acquired after the beginning of fiscal 2014 and the business would need to be appropriately transitioned. Accordingly, in fiscal 2014, the committee:

•
Continued to use 5-year ROGI compared to the same 108 similarly-situated companies for corporate and North America-based named executive officers to maintain continuity in the design of the long-term incentive program through the use of a performance metric that is well-understood internally and linked to stockholder value creation.

•
Based award payouts for Europe-based named executive officers on 2014 EBITDA performance for Darling Ingredients International to account for that business segment being acquired after the start of fiscal 2014 and to motivate Europe-based named executive officers to drive performance in a critical financial metric over which they have line of sight.

Additional detail with respect to the design of the long-term incentive program is provided below.

Mix of Equity Awards

Under the 2012 Omnibus Plan, the committee may grant various types of equity-based awards. Consistent with prior years, the committee continued to provide long-term incentives for fiscal 2014 through performance-based restricted stock and performance-based stock options. With respect to those awards, the target value was provided using the following mix:

•
Mr. Stuewe’s awards were weighted 53% as performance-based restricted stock and 47% as performance-based stock options, which is a heavier weighting towards stock options than used for the other named executive officers. As noted below, Mr. Stuewe’s target LTI award opportunity was increased from 125% of base salary to 300% of base salary, and the committee determined that much of this increase should be provided as an opportunity to earn performance-based stock options in order to further motivate Mr. Stuewe to create stockholder value above current levels over a multi-year period.

•
For the other named executive officers, the awards were weighted 80% as performance-based restricted stock and 20% as performance-based stock options, consistent with the weighting used in prior fiscal years.

Approach to Granting Long-Term Incentives

The chart below summarizes the approaches used by the committee in granting LTI awards for fiscal 2014 to (i) Corporate and North America-based named executive officers and (ii) Europe-based named executive officers. Additional details with respect to the approaches are provided below.

Corporate and North America-Based NEOs

Europe-Based NEOs

At the beginning of the year, the committee establishes a set dollar award opportunity for each named executive officer. That dollar award opportunity is then converted to a target number of performance-based stock options and performance-based restricted shares using the mix described in the section “Mix of Equity Awards.”

•
The target number of performance-based stock options is determined by dividing the target dollar value to be provided in performance-based stock options by a Black-Scholes value for a performance-based stock option determined as of the beginning of the fiscal year.

•
The target number of performance-based restricted shares is determined by dividing the target dollar value to be provided in performance-based restricted stock by an adjusted per share value for our stock as of the beginning of the fiscal year that reflects potential forfeiture events and performance conditions.

For the U.S.-based named executive officers, the number of performance-based stock options and performance-based restricted shares granted in early 2015 for fiscal 2014 performance was based on the target number of awards adjusted for our average ROGI performance for the most recently completed five years (2010 - 2014) compared to the Performance Peer Group (as described in additional detail below). For Mr. Kloosterboer, the committee evaluated fiscal 2014 performance for this purpose based on EBITDA for Darling Ingredients International rather than ROGI.

Once the size of the grant is approved by the committee based actual performance results, 25% of the awards vest at grant and the remaining 75% of awards vest in three equal installments on the 1st, 2nd, and 3rd anniversaries of the date of grant.

Long-Term Incentive Award Opportunities

The chart below summarizes the target LTI award opportunities for the named executive officers for fiscal 2014. See the section entitled “2014 Performance Results and Award Payouts - LTI” for detail with respect to actual awards granted based on our performance results.

	Fiscal 2014 Target Long-Term Incentive Award Opportunities
Executive	Percent of Base Salary	In Dollars	Target Number of Performance-Based Stock Options	Target Number of Performance-Based Restricted Shares

Mr. Stuewe	300%	$3,000,000	154,676	97,690
Mr. Kloosterboer	100%	$871,886	19,709	43,568
Mr. Griffin	100%	$800,000	17,677	39,076
Mr. Bullock	100%	$375,000	8,286	18,317
Mr. Stevenson	100%	$500,000	11,048	24,422

The committee increased Mr. Stuewe’s target LTI award opportunity for fiscal 2014 from 125% to 300% of base salary. The committee believes this level of opportunity better reflects Mr. Stuewe’s scope of duties and responsibilities in overseeing a business that, since fiscal 2013, has doubled in size, with broader product offerings and more diverse geographic operations. The increase in Mr. Stuewe’s LTI target also has the effect of weighting Mr. Stuewe’s total direct compensation opportunity more heavily towards performance-based LTI awards.

For fiscal 2014, the committee also increased the long-term incentive award opportunities for Messrs. Griffin, Bullock, and Stevenson to reflect the significant expansion in their scopes of responsibility and the increased complexity in the business operations as a result of the company’s 2013 and 2014 acquisitions. The chart below summarizes how fiscal 2013 target long-term incentive award opportunities compare to fiscal 2014 target long-term incentive award opportunities for each of these three named executive officers.

	Target Long-Term Incentive Award Opportunities (Percent of Base Salary)

Executive	Fiscal 2013	Fiscal 2014
Mr. Griffin	35%	100%
Mr. Bullock	50%	100%
Mr. Stevenson	75%	100%

Long-Term Incentive Program Performance Metrics and Range of Performance

The design of the fiscal 2014 LTI program was generally similar to the design that was in place for fiscal 2013. The key design features of the LTI program are described below:

•	100% performance-based

•
For U.S.-based named executive officers (other than Mr. Muse), performance is based on our 5-year average ROGI (2010 - 2014), excluding Darling Ingredients International, compared to ROGI benchmarks that were derived from the same 108 company Performance Comparator Group that was used in 2013; for Mr. Kloosterboer, performance is based on Darling Ingredients International EBITDA performance relative to the targeted level of EBITDA

•	Once an award is granted following the completion of the performance period, there are additional time-vesting requirements to enhance retention
The committee believes that the current design of the LTI program continues to motivate long-term ROGI performance that exceeds the median long-term performance of other cyclical and volatile companies, which is likely to lead to stockholder value creation. For this purpose:

ROGI	=
earnings before interest, taxes, depreciation, and amortization (EBITDA)

divided by

the sum of total assets plus accumulated depreciation minus other liabilities (other than those incurred to financing institutions, indebtedness issued to institutional investors and indebtedness registered under the Securities Act of 1933)

The committee also believes that the 5-year performance measurement period is consistent with the committee’s objective to measure how we perform against a long-term standard for ROGI performance. This approach also recognizes that we are subject to commodity price fluctuation that may impact financial performance positively or negatively. Thus, the committee believed it was appropriate to compare our performance to that of other cyclical and/or volatile companies whose financial performance is influenced, either up or down, by external conditions such as changes in commodity prices. In determining the fiscal 2014 grant, the committee considered our past performance vs. the Performance Comparator Group.

In establishing the ROGI performance goals, competitive levels of ROGI performance are determined based on ROGI for the Performance Comparator Group over a 10-year period. That competitive assessment served as the basis for establishing the performance goals at threshold, target and maximum levels of performance for fiscal 2014. To maintain continuity in the performance objectives under the long-term incentive program, the ROGI performance goals with respect to the fiscal 2014 long-term incentive program were the same as those used in fiscal 2013. The fiscal 2014 ROGI performance curve, which applies to all named executive officers other than Messrs. Muse and Kloosterboer, is summarized below:

	Fiscal 2014 Long-Term Incentive Program for Corporate and North America-Based NEOs

Achievement	Comparator Group Percentile Rank	Required Level of ROGI Performance	Award Payout (Percentage of Target)

Below Threshold	Below 25th Percentile	Below 11.6%	25%
Threshold	25th Percentile	11.6%	25%
Target	50th Percentile	15.2%	100%
Maximum or Above	75th Percentile	20.2%	200%

The design includes a minimum award payout of 25% of the target award level for performance below threshold. The committee views this portion of the award effectively as a retention award, because payout of the award remains conditioned on continued employment through the applicable vesting period. The committee believes that having a minimum, but significantly reduced, payout for the long-term incentive compensation opportunity continues to directly link the compensation results for the named executive officers to our performance, but appropriately balances that goal with the need to create longer-term retention of key management.

For Mr. Kloosterboer and other members of the Darling Ingredients International leadership team, the committee determined to evaluate performance based on fiscal 2014 EBITDA for Darling Ingredients International on an absolute basis, rather than 5-year ROGI on a relative basis. The committee felt that a different approach was appropriate for fiscal 2014 to especially focus the Darling Ingredients International leadership team on achieving earnings goals for fiscal 2014. The 2014 EBITDA performance goals for Darling Ingredients International were set in a way such that the achievement of target performance was difficult, but still attainable, and beyond target performance, the goal was intended to be very challenging.

2014 Performance Results and Performance-Based Grants-LTI

For the U.S.-based named executive officers, we achieved 5-year ROGI performance for fiscal 2014 equal to 19.2%, which equated to 74th percentile performance relative to our Performance Comparator Group. This performance resulted in awards under the LTI program at 195.7% of target for the U.S.-based named executive officers. For Mr. Kloosterboer, fiscal 2014 EBITDA performance for Darling Ingredients International was near, but below, the target set at the beginning of the year. This performance resulted in an LTI award at about 81% of target for him. As a result, the following number of performance-based stock options and restricted shares were granted in March 2015.

	Performance-Based Stock Options		Performance-Based Restricted Stock
Executive	Target Number	Actual Number Granted Based on Performance	Target Number	Actual Number Granted Based on Performance

Mr. Stuewe	154,676	302,700	97,690	191,179
Mr. Kloosterboer	19,709	15,875	43,568	35,091
Mr. Griffin	17,677	34,594	39,076	76,472
Mr. Bullock	8,286	16,216	18,317	35,846
Mr. Stevenson	11,048	—	24,422	—

2014 SPECIAL PEFORMANCE SHARE UNIT AWARDS

The named executive officers, other than Messrs. Muse and Griffin, received an award of PSUs under the 2012 Omnibus Plan at the closing of the acquisition of VION Ingredients. The following chart summarizes the target award amounts granted:

Executive	Target Number of PSUs	Fully Vested Shares at Closing	Total

Mr. Stuewe	100,000	0	100,000
Mr. Kloosterboer	112,500	37,500	150,000
Mr. Bullock	100,000	0	100,000
Mr. Stevenson	100,000	0	100,000

The PSUs will vest in three equal installments on the first, second and third anniversaries of the closing of the VION Ingredients acquisition (i.e., January 7, 2014) based on attainment of specified levels of adjusted EBITDA globally and for Darling Ingredients International for fiscal years 2014, 2015 and 2016, respectively. To earn the installment for a vesting date, the target level of adjusted EBITDA both globally and for Darling Ingredients International must be achieved for the immediately preceding fiscal year, although for Mr. Kloosterboer for 2014 only, performance was measured based solely on adjusted EBITDA for Darling Ingredients International. If the target level of adjusted EBITDA for the fiscal year both globally and for Darling Ingredients International is not achieved, the installment for the related vesting date will be forfeited. If the target level of adjusted EBITDA for the fiscal year either globally or for Darling Ingredients International is achieved, but is not achieved for the other entity, a portion of the installment for the related vesting date may be earned as follows:

Percentage of Performance Goal Achieved
Global target goal achieved, Darling Ingredients International goal achieved at following percentage of target	Darling Ingredients International target goal achieved, global goal achieved at following percentage of target	Percentage of Installment Vesting on the Vesting Date
98%	99%	90%
96%	98%	80%
94%	97%	70%
Below 94%	Below 97%	0%

To the extent an award is vested on a vesting date, the award will be settled by delivery of fully vested shares of our common stock, subject to any applicable tax withholding requirements.

For fiscal 2014, global adjusted EBITDA was approximately $609 million, exceeding the target goal of $600 million. the target goal for Darling Ingredients International was also exceeded. As a result one-third of the PSU awards became vested on January 7, 2015 and was paid in March 2015 after performance results were certified by the compensation committee.

The full grant date fair value of the special PSU awards are included in the Summary Company Table on page 45 as 2014 compensation, in accordance with SEC rules. The committee, however, views the special PSU awards as a one-time grant linked to the closing of the VION Ingredients acquisition that become earned only to the extent we achieve sustainable EBITDA performance goals. Accordingly, the compensation committee does not view the special PSU award as part of the regular total direct compensation opportunity of the named executive officers. Our Summary Compensation Table on page 45 therefore shows total compensation both before and after inclusion of the grant date fair value of the special PSU award for 2014.

2010 SPECIAL INCENTIVE COMPENSATION PROGRAM

In connection with our company’s acquisition of Griffin in December 2010, the committee established a special incentive program that we refer to as the “2010 Special Incentive Program.” Of the named executive officers, only Messrs. Stuewe and Muse participate in the 2010 Special Incentive Program. The program was intended to encourage (i) the participating named executive officers to enhance the value of our company following the Griffin acquisition and increase the price of the company’s stock to certain pre-determined levels, resulting in greater stockholder return over time, and (ii) strong multi-year financial performance.

Under the 2010 Special Incentive Program, the participating named executive officers were eligible to earn awards of stock at levels established at the time of the Griffin closing. A portion was awarded based on the successful completion of the closing and a portion was subject to achievement of specified stock price hurdles over four years following the closing. Only one of these performance-based award opportunities remained outstanding during fiscal 2014.

For this final outstanding award to be earned, on the fourth anniversary of the Griffin closing (i.e., December 17, 2014), two requirements had to be met:

•	the price of our company’s common stock had to be at least $12.50 per share, and

•
the percentage increase of our company’s common stock over $12.50 per share had to exceed the median percentage increase of the common stock of the companies listed on the S&P 600 on the last day of the period for the preceding two year period.

We met these requirements, and as a result Messrs. Stuewe and Muse each received an award of 23,333 fully vested shares of stock in December 2014.

2013 SPECIAL AWARD TO MR. BULLOCK

In August 2013, the committee granted Mr. Bullock a special restricted stock award under the 2012 Omnibus Plan of 24,000 shares. This award recognized Mr. Bullock’s efforts in helping the company execute upon its renewable fuels strategy, including the negotiation of the Diamond Green Diesel joint venture with Valero Energy Corporation and the successful completion and startup of the Diamond Green Diesel facility. The first 8,000 shares of the award were vested upon grant. The second 8,000 shares became vested during fiscal 2014 because the Diamond Green Diesel joint venture attained a specified level of trailing 12-month EBITDA, as reflected in the financial statements for Diamond Green Diesel LLC prepared in accordance with generally accepted accounting principles. The final 8,000 shares will become vested in fiscal 2015 on the second anniversary of the grant date only if the Diamond Green Diesel joint venture attains a further specified level of trailing 12-month EBITDA. Mr. Bullock must remain employed with the company through each vesting date. Accordingly, the award is designed to encourage both the successful operation of the Diamond Green Diesel facility and Mr. Bullock’s continued retention.

Other Features of Our Compensation Program

RETIREMENT BENEFITS AND PERQUISITES

Retirement Benefits

Our company offers a 401(k) plan to all of its eligible U.S.-based salaried employees. The 401(k) plan includes an employer contribution ranging from 3% to 6% of a participant’s base salary, based on age, and a matching contribution of 25% of a participant’s contributions up to 6% of a participant’s base salary. Our company also maintains a Salaried Employees’ Retirement Plan which was frozen effective December 31, 2011 and no future benefit will accrue after such date. Prior to December 31, 2011, participants accrued a benefit calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to certain limitations) and the years of service completed.

Mr. Kloosterboer participates in a pension arrangement for which all Darling Ingredients International Dutch employees in the Netherlands are eligible. The pension arrangement consists of both a defined benefit and a defined contribution arrangement. Participation to the pension arrangement is compulsory for all covered employees. All covered employees contribute one-third to the overall pension arrangement costs as a fixed percentage of their salary. See the Pension Benefits Table included elsewhere in this proxy statement for additional details on the defined benefit portion of the arrangement.

We do not provide special or supplemental retirement benefits to our named executive officers.

Perquisites and Other Personal Benefits

Our company provides named executive officers with modest perquisites and other personal benefits, generally in the form of a company automobile (or related allowance) and certain club dues, all as reflected in the All Other Compensation column in the Summary Compensation Table included elsewhere in this Proxy Statement. The committee believes these benefits are reasonable and consistent with our overall executive compensation program to better enable our company to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Our company previously entered into an employment agreement with Mr. Stuewe, and this agreement remains in effect. Mr. Stuewe agreed to an amendment to this employment agreement in March 2015 that made two key changes for the benefits of long-term stockholders and consistent with the agreements for other named executive officers:

•	Mr. Stuewe agreed to eliminate an excise tax gross-up related to potential change in control “parachute” payments; and

•
Mr. Stuewe agreed to eliminate a “modified single trigger” severance provision that would have allowed him to resign, without good reason, during a period following a change in control and still be entitled to severance payments.

Our company has entered into Senior Executive Termination Benefits Agreements with Messrs. Muse, Griffin and Bullock that provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. In the case of Mr. Muse, his original senior Executive Termination Benefits Agreement entered into in 2009 was terminated under his Transitional Services Agreement, but he entered a new Executive Termination Benefits Agreement upon returning to an executive officer position in December 2014 and upon the completion of the Transitional Services Agreement. We entered into an employment agreement with Mr. Kloosterboer in connection with the VION Ingredients acquisition that includes certain notice period requirements for any termination of employment. Mr. Stevenson also had a Senior Executive Termination Benefits Agreement. In connection with his departure from the Company effective December 31, 2014, Mr. Stevenson entered into a Separation Agreement and Release of Claims in February 2015 which included the amount of severance benefits contemplated by his Senior Executive Termination Benefits Agreement, but included certain additional payments for his 2014 annual incentive award (based on actual performance) and cash payments for certain portions of his 2014 long-term incentive awards and the one-third portion of his special PSU award that was scheduled to vest based on 2014 EBITDA performance. The committee felt these additional payments to Mr. Stevenson were appropriate in recognition of Mr. Stevenson’s contributions to the company.

Historically, our company’s equity compensation awards have included provisions automatically accelerating vesting upon a change in control (sometimes referred to as “single-trigger” vesting). For equity awards granted beginning in 2015 (for 2014 performance), the award agreements will no longer include automatic single-trigger vesting. Instead, the award agreements will provide for vesting following a change in control only if there is also an involuntary termination (either by the company without cause or by the executive for good reason) within a stated period following the change in control, if the awards are assumed or replaced by the acquiring company. This is often referred to as “double-trigger” vesting, as it requires both a change in control (the first trigger) and a subsequent involuntary termination (the second trigger).

See “Employment Agreements” and “Potential Payments upon Termination or Change-in-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

The committee believes that these severance arrangements are an important part of overall compensation for our named executive officers and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include committee approved change of control provisions to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. The committee views these arrangements as preventing management distraction during the critical periods prior to and immediately following a change of control.

STOCK OWNERSHIP AND RETENTION POLICY

Our company has stock ownership guidelines to further align the interests of our non-employee directors and named executive officers with those of our stockholders. The guidelines require our named executive officers and non-employee directors to maintain an investment in our common stock at the following levels:

•	Chief Executive Officer: five times his annual base salary;

•	Other Named Executive Officers: 2.5 times his or her annual base salary; and

•	Non-employee Directors: five times his or her annual retainer.
Each of the named executive officers and non-employee directors must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales for the payment of taxes and shares withheld to cover the exercise price of stock options) until such person is in compliance with the stock ownership guidelines. In determining whether the required investment levels have been met, shares will be valued using the closing price of our common stock on the later of (i) the date(s) acquired, or (ii) March 23, 2011 (the date that the stock ownership guidelines were adopted).

POLICY AGAINST HEDGING AND PLEDGING COMPANY STOCK

The stock ownership guidelines prohibit each named executive officer and non-employee director from engaging in (i) short-term trading (generally defined as selling company securities within six months following the purchase), (ii) short sales, (iii) transactions involving derivatives or (iv) hedging transactions. During 2014, we expanded these guidelines to also prohibit each named executive officer and non-employee director from holding company securities in a margin account or pledging company securities as collateral for a loan.

COMPENSATION RECOVERY (CLAWBACKS)

During 2014, based in part on feedback from meetings with key stockholders, we adopted a compensation recovery policy that goes beyond the policies currently required by law. Specifically, the policy requires each executive officer to reimburse the company for all or a portion of any annual or long-term incentive compensation paid to the executive officer based on achievement of financial results that were subsequently the subject of a restatement due to the executive’s misconduct, to the extent determined by the Board of Directors. The Board of Directors may also determine to forfeit unvested awards, reduce future compensation or take other disciplinary actions (including termination of employment). The committee believes that this compensation recovery policy enhances our governance practices by creating direct financial costs to named executive officers whose misconduct leads to a material financial restatement.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, the Chief Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12 month period following the filing of financial statements that were later required to be restated due to the misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held corporations for annual compensation over $1,000,000 paid to certain executives of that corporation. The Internal Revenue Code generally excludes from the $1,000,000 limitation, any compensation paid based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan. The committee uses, where practical, compensation policies and programs that preserve the tax deductibility of executive compensation; however, the committee at its sole discretion may approve payment of nondeductible compensation from time to time if the committee determines that it is in the best interest of our company to do so.

Fiscal 2015 Changes to Our Executive Compensation Program

The acquisition of VION Ingredients transformed the company’s operations, which are now comprised of the following three business segments: Feed, Food, and Fuel. As a continuing process of evaluating the company in light of the changes from its acquisitions, the committee implemented the changes to the executive compensation program effective for fiscal 2015 as discussed below.

2015 Performance Peer Group

To better reflect the company’s go-forward operating segments of Feed, Food, and Fuel and who we compete with for employee talent and capital, a new peer group was established for purposes of evaluating our performance under the company’s incentive programs. In establishing peer group constituents, the compensation committee considered the following criteria: (i) industry, (ii) business operations similar to those of the company, focused on Feed, Food, and/or Fuel, (iii) the extent to which operations were global, (iv) company size, as measured by revenues and market capitalization, and (v) availability of publicly-disclosed financial information. Effective for fiscal 2015 performance comparisons, the committee determined that the following companies were the most appropriate to comprise the Performance Peer Group:

2015 Performance Peer Group
Aceto Corp.	Green Plains Inc.	REX American Resources Corporation
Archer-Daniels-Midland Company	Ingredion Incorporated	Sanderson Farms Inc.
Bunge Limited	Innophos Holdings Inc.	Seaboard Corp.
Cal-Main Foods	International Flavors & Fragrances Inc.	Sensient Technologies Corporation
Casella Waste Systems Inc.	Koninklijke DSM N.V.	Stepan Company
Celanese Corporation	Pacific Ethanol, Inc.	SunOpta Inc.
Clean Harbors, Inc.	Penford Corporation	The Andersons, Inc.
Covanta Holding Corporation	Potach Corp. of Saskatchewan, Inc.	The Mosaic Company
E. I. du Pont de Nemours and Company	Renewable Energy Group, Inc.	Tyson Foods Inc.
FMC Corp.	Republic Services, Inc.	Waste Management, Inc.
FutureFuel Corp.

2015 Pay Levels Peer Group

The compensation committee also re-assessed the approach to comparator companies used in setting compensation opportunities for the company’s named executive officers. To create overlap with the Performance Peer Group, the company identified those companies within the Performance Peer Group that (i) were U.S.-based companies and (ii) were similar in size to us, as measured by revenues using the parameters of between one-third and three-times our estimated fiscal 2014 revenues. As fourteen companies from the Performance Peer Group met that size criteria, in order to ensure that the peer group was of sufficient size to perform compensation comparisons that were not overly influenced by any one company, the committee worked with Aon Hewitt to identify six other companies that were U.S.-based, similar in size and industry, and subject to similar cyclicality and volatility as the company. The committee believes that this peer group is a reasonable comparator group that is comprised of similarly-sized companies with operations similar to those of Darling and/or influenced by similar cyclicality and volatility. The Pay Levels Peer Group is summarized below:

2015 Pay Levels Peer Group
Celanese Corporation	PolyOne Corporation
Clean Harbors, Inc.	Renewable Energy Group, Inc.
Colfax Corporation	Republic Services, Inc.
Covanta Holding Corporation	Seaboard Corp.
FMC Corp.	Sensient Technologies Corporation
Graphic Packaging Holding Company	Sonoco Products Co.
Green Plains Inc.	Stepan Company
Ingredion Incorporated	The Andersons, Inc.
International Flavors & Fragrances Inc.	The Mosaic Company
Meritor, Inc.	The Valspar Corporation

Design of the 2015 Long-Term Incentive Program
The compensation committee also evaluated the appropriateness of the company’s long-term incentive program and determined that the program was effectively driving stockholder value creation and financial performance, and was well understood by participants. Accordingly, the compensation committee made modest changes to the core design of the LTI program for fiscal 2015 to account for recent acquisitions. The compensation committee will measure performance for corporate and North America-based named executive officers using a blend of relative ROGI compared to the 2015 Performance Peer Group and targeted performance for regions that have been recently acquired. Performance for Europe-based named executive officers will be based on a targeted level of EBITDA performance for Darling Ingredients International. The committee views this approach to be aligned with the objectives of motivating performance in key financial metrics based on performance targets that are stretch, but attainable, that we believe will drive shareholder value creation and provide line of sight to participants.
In an effort to promote continuing improvement, the committee modified the following aspects of the long-term incentive program effective for fiscal 2015 for our corporate and North America-based named executive officers:

•
LTI performance will be compared to a blended ROGI derived from (i) performance against the updated Performance Peer Group (as described above under “2015 Performance Peer Group”) and (ii) for regions that have recently been acquired, targeted levels of ROGI that are designed to hold management accountable for the purchase price, while transitioning the performance standard to market levels over several years.

•
The performance period over which ROGI will be measured for comparing the company to the peer companies was changed from five to three years. The compensation committee believes this change continues to drive long-term performance, but results in a more consistent performance measurement timeframe for the company when compared to the peer companies and is more reflective of the company's go-forward capital structure and better aligns the performance period with market practice.

For Europe-based NEOs, the committee choose to have the fiscal 2015 long-term incentive program mirror the fiscal 2014 design, based on Darling Ingredients International EBITDA goals, to maintain consistency in the LTI plan design for the Europe-based NEOs, enhance line of sight, and recognize that the our international operations are still being integrated into our global operations.
COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

O. Thomas Albrecht, Chairman
D. Eugene Ewing
John D. March

Summary Compensation Table
The following table sets forth certain information with respect to the total compensation paid or earned by each of our named executive officers for our fiscal years 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compen- sation (6)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (8)	All Other Compen- sation		Total Without 2014 Special PSU (20)	Total
Randall C. Stuewe	2014	$1,000,000	—	$5,297,582	(1)	$1,692,608	(1)	$1,031,159		$45,681	$69,491	(9)	$7,046,521	$9,136,521
Chairman and Chief Executive Officer	2013	850,000	—	3,213,863	(2)	545,611	(2)	1,737,002		0	60,151		—	6,406,627
	2012	850,000	—	4,184,474	(3)	667,046	(3)	2,485,645		33,233	62,537		—	8,282,935

John O. Muse (15)	2014	1,700,000	—	412,545	(1)	—		—		49,272	119,053	(10)	2,280,870	2,280,870
Executive Vice President – Chief Financial Officer	2013	500,000	—	1,429,478	(2)	192,567	(2)	670,070		0	61,956		—	2,854,071
	2012	500,000	—	2,424,417	(3)	235,427	(3)	950,394		18,934	56,436		—	4,185,608

Dirk Kloosterboer (16)	2014	871,886	—	3,648,030	(1)	88,768	(1)	398,321		1,110,049	137,114	(11)	3,902,918	6,254,168
Chief Operating Officer

Martin W. Griffin (17)	2014	800,000	—	1,118,021	(1)	193,439	(1)	199,585		—	53,743	(12)	—	2,364,788
Executive Vice President – Chief Operations Officer - North America	2013	760,907	—	493,738	(2)	97,681	(2)	142,055		—	42,329		—	1,536,710

John Bullock (18)	2014	375,000	—	2,614,069	(1)	90,675	(1)	243,964		—	37,702	(13)	1,271,410	3,361,410
Executive Vice President – Chief Strategy Officer	2013	309,000	—	810,282	(2)	59,503	(2)	279,172		—	20,767		—	1,478,724

Colin Stevenson (19)	2014	500,000	—	2,090,000	(4)	—		326,920	(7)	—	51,499	(14)	878,419	2,968,419
Former Chief Financial Officer	2013	457,500	—	890,570	(2)	176,196	(2)	471,626		—	42,045		—	2,037,937
	2012	155,769	$100,000	831,000	(5)	—		—		—	5,507		—	1,092,276

(1)
In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted to Messrs. Stuewe, Kloosterboer, Griffin and Bullock on March 10, 2015 under the 2014 LTI program and, in the case of Messrs. Stuewe and Muse, the restricted stock awards granted on December 18, 2014 under the 2010 Special Incentive Program and, in the case of Messrs. Stuewe, Kloosterboer and Bullock, the performance share unit awards granted on January 7, 2014. The amount included for the performance share unit awards was based on an assumed probable outcome that 100% (maximum) of the awards would be earned. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted to Messrs. Stuewe, Kloosterboer, Griffin and Bullock on March 10, 2015 under the 2014 LTI Program. See “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Long-Term Incentive Compensation” on page 35, “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – 2010 Special Incentive Compensation Program” on page 40, and “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – 2014 Special Performance Share Unit Awards” on page 39. In addition, see Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2015 regarding assumptions underlying valuation of equity awards.

(2)
In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 4, 2014 and, in the case of Messrs. Stuewe and Muse, the restricted stock awards granted on December 17, 2013 under the 2010 Special Incentive Program and, in the case of Mr. Bullock, the restricted stock award granted on August 5, 2013. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 4, 2014.

(3)
In the case of the stock awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance based restricted stock award granted on March 5, 2013 and the restricted stock awards granted on January 31, 2012 and December 17, 2012 under the 2010 Special Incentive Program. In the case of the option awards column, represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option award granted on March 5, 2013.

(4)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the performance share unit award granted to Mr. Stevenson on January 7, 2014. See “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – 2014 Special Performance Share Unit Awards” on page 39. In addition, see Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2015 regarding assumptions underlying valuation of equity awards. The amount shown was based on an assumed probable outcome that 100% (maximum) of the award would be earned. However, this award was forfeited by Mr. Stevenson in connection with his departure from the Company. As previously noted, as part of his Separation Agreement with our company entered into in February 2015, Mr. Stevenson received a cash payment equal to the value of the one-third portion of his award that was scheduled to vest based on 2014 EBITDA performance.

(5)	Represents restricted stock granted to Mr. Stevenson on September 1, 2012 in connection with his acceptance of employment with the Company.

(6)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2014, 2013 and 2012, as the case may be, under the applicable annual incentive plan. For fiscal 2014, these amounts are the actual amounts earned under the awards described in the fiscal 2014 Grants of Plan-Based Awards table on page 48. For fiscal 2014, payments under the annual incentive plan were calculated as described in “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Annual Incentive Compensation” on page 32.

(7)	As previously noted, as part of his Separation Agreement with our company, Mr. Stevenson remained eligible to receive his 2014 annual incentive award based on actual performance.

(8)
The item for fiscal 2014 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2014 to December 31, 2014. This change is the difference between the fiscal 2013 and fiscal 2014 measurements of the present value, assuming that benefit is not paid until age 65. The significant change in pension value shown in 2014 for Mr. Kloosterboer was primarily due to the significant decrease in the discount rate as well as a change in the mortality table utilized in the calculation. The item for fiscal 2013 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2013 to December 31, 2013. This change is the difference between the fiscal 2012 and fiscal 2013 measurements of the present value, assuming that benefit is not paid until age 65. For fiscal 2013, the change in pension value for Messrs. Stuewe and Muse was negative - ($21,752) for Mr. Stuewe and ($53,806) for Mr. Muse - due primarily to changes in interest rate assumptions. Under SEC rules, these negative amounts are not included in the Summary Compensation Table. The item for fiscal 2012 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2012 to December 31, 2012. This change is the difference between the fiscal 2011 and fiscal 2012 measurements of the present value, assuming that benefit is not paid until age 65. Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2015.

(9)
Represents $24,000 in auto allowance, $6,185 in personal auto use, $9,392 in club dues paid by our company, $9,837 in group life and $20,077 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(10)
Represents $10,500 in auto allowance, $3,112 in personal auto use, $9,392 in club dues paid by our company, $73,280 in group life and $22,769 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(11)	Represents $40,183 in personal auto use, $7,312 in personal allowance, $9,306 in club dues paid by our company and $80,313 in employer pension contributions.

(12)
Represents $15,554 related to personal use of our company’s aircraft, $14,016 in group life, $4,085 in reimbursement of medical expenses,and $20,088 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(13)
Represents $12,000 in auto allowance, $4,005 in club dues paid by our company, $1,548 in group life and $20,149 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(14)
Represents $10,500 in auto allowance, $4,509 in personal auto use, $9,392 in club dues paid by our company, $7,021 in group life and $20,077 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

(15)
Mr. Muse became Chief Financial Officer of our company on December 8, 2014. Prior to that, during fiscal 2014 he served as our Chief Synergy Officer pursuant to the terms of a Transitional Services Agreement effective as of January 7, 2014.

(16)
Mr. Kloosterboer did not become a named executive officer until fiscal 2014. Accordingly, no information is given in this table for fiscal years prior to fiscal 2014. Mr. Kloosterboer is paid in euros, and his annual base salary in fiscal 2014 was €655,849.  Accordingly, all amounts in the Summary Compensation Table other than the amounts in the Stock and Option Awards columns, as well as all dollar amounts of compensation noted elsewhere in this proxy statement for Mr. Kloosterboer (except for the value of shares of common stock and equity awards), represent data converted from euros.  For 2014, compensation was converted at the average exchange rate during 2014 of 1.3294 dollars per euro.

(17)	Mr. Griffin did not become a named executive officer until fiscal 2013. Accordingly, no information is given in this table for fiscal years prior to fiscal 2013.

(18)	Mr. Bullock did not become a named executive officer until fiscal 2013. Accordingly, no information is given in this table for fiscal years prior to fiscal 2013.

(19)
Mr. Stevenson ceased to be an executive officer of our company effective as of December 8, 2014. In connection with his departure from our company, Mr. Stevenson entered into a Separation Agreement with our company in February 2015 which included certain payments. See "Other Features of Our Compensation Program - Employment and Severance Agreements" and "Potential Payments upon Termination or Change of Control" included elsewhere in this proxy statement for additional information regarding the terms of the Separation Agreement.

(20)
This column shows the total compensation of the named executive officers for 2014 before adding the grant date fair value of the 2014 special PSU awards.  The full grant date fair value of the 2014 special PSU awards is included in the Total column for this Summary Compensation Table.  See “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions - 2014 Special Performance Share Unit Awards” on page 39 for additional details on the 2014 special PSU awards.  The compensation committee views the special PSU awards as a one-time grant linked to the closing of the VION Ingredients acquisition. The awards will be earned only to the extent our company and Darling Ingredients International achieve pre-established annual EBITDA growth goals over a three-year performance period through 2016.

Grants of Plan-Based Awards
The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended January 3, 2015.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#) (8)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Randall C. Stuewe	1/7/2014					70,000	100,000	(3)					$2,090,000	(4)
	1/14/2014	(1)	$250,000	$1,000,000	$3,000,000
	1/14/2014	(1)					191,179	(5)		191,179			$2,795,037	(6)
	1/14/2014	(1)									302,700	$14.76	$1,692,608	(9)

John O. Muse	—		—	—	—	—	—		—	—	—	—	—

Dirk Kloosterboer	1/7/2014									37,500 (7)			$783,750
	1/7/2014					78,750	112,500	(3)					$2,351,250	(4)
	1/14/2014	(1)	$108,986	$435,944	$1,307,829
	1/14/2014	(1)					35,091	(5)		35,091			$513,030	(6)
	1/14/2014	(1)									15,875	$14.76	$88,768	(9)

Martin W. Griffin	1/14/2014	(1)	$50,000	$200,000	$600,000
	1/14/2014	(1)					76,472	(5)		76,472			$1,118,021	(6)
	1/14/2014	(1)									34,594	$14.76	$193,439	(9)

John Bullock	1/7/2014					70,000	100,000	(3)					$2,090,000	(4)
	1/14/2014	(1)	$56,250	$225,000	$675,000
	1/14/2014	(1)					35,846	(5)		35,846			$524,069	(6)
	1/14/2014	(1)									16,216	$14.76	$90,675	(9)

Colin Stevenson	1/7/2014					70,000	100,000	(3)					$2,090,000	(4)
	1/14/2014	(1)	$75,000	$300,000	$900,000

(1)
In the case of the non-equity incentive awards, restricted stock and stock options that are part of the 2014 Executive Compensation Program, represents the date that the compensation committee approved the 2014 Executive Compensation Program that contained award opportunities for each named executive officer dependent upon the achievement of pre-established financial and operational goals. Amounts shown for Mr. Kloosterboer are based on his annual base salary in fiscal 2014 of €655,849 and have been converted to U.S. Dollars using the conversion rate of €1:00:USD$1.3294, which is the full year average rate of the euro to the U.S. Dollar for 2014.

(2)
Non-equity incentive awards granted to each of the named executive officers pursuant to the annual incentive bonus component of the 2014 Executive Compensation Program. These amounts assume achievement of 100% of the SOPs of the personal objective component of the annual incentive bonus payable pursuant to the 2014 Executive Compensation Program. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2014 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2014, see “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Annual Incentive Compensation” on page 32.

(3)
Represents the number of performance shares units that may be earned under the January 7, 2014 special PSU award, based on attainment of specified levels of adjusted EBITDA globally and for Darling Ingredients International for fiscal years 2014, 2015 and 2016, respectively. For a more detailed discussion regarding this award, see “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-Term Incentive Compensation Decisions -- 2014 Special Performance Share Unit Awards” on page 39.

(4)	Represents the grant date fair value of the 2014 special PSU award, computed in accordance with FASB ASC Topic 718 and assuming as the probable outcome that 100% of the award will be earned.

(5)
Represents the performance based restricted stock which was granted and issued to the recipients on March 10, 2015, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of shares of such performance based restricted stock granted was determined in accordance with the terms of the 2014 Executive Compensation Program. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2014 Executive Compensation Program, the range of the award opportunity for performance based restricted stock for each named executive officer, excluding Mr. Muse, was as follows: 24,422 to 195,380 shares for Mr. Stuewe; 10,892 to 87,135 shares for Mr. Kloosterboer; 9,769 to 78,152 shares for Mr. Griffin; 4,579 to 36,634 shares for Mr. Bullock; and 6,106 to 48,845 shares for Mr. Stevenson. Mr. Stevenson did not receive any part of his award due to his departure from the our company in December 2014; however, as previously noted, as part of his Separation Agreement with our company, Mr. Stevenson received a cash payment in lieu of the restricted stock he would have received under the 2014 Executive Compensation Program. For a detailed discussion of the restricted stock awards, see “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Long-Term Incentive Compensation” on page 35.

(6)	Represents the grant date fair value of the performance based restricted stock award granted on March 10, 2015, computed in accordance with FASB ASC Topic 718.

(7)	Represents a one time grant of fully vested shares of our common stock to Mr. Kloosterboer upon the closing of the VION Ingredients acquisition.

(8)
Represents the stock options which were granted and issued to the recipients on March 10, 2015, after it was determined that our company exceeded the minimum pre-established financial goal required for such grant. The number of stock options issued was determined in accordance with the terms of the 2014 Executive Compensation Program. The exercise price of such stock options was determined based on the closing price of our company’s common stock on the NYSE on March 9, 2015. The awards vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant. Pursuant to the 2014 Executive Compensation Program, the range of the award opportunity for stock options for each named executive officer, excluding Mr. Muse, was as follows: 38,669 to 309,351for Mr. Stuewe; 4,927 to 39,418 for Mr. Kloosterboer; 4,419 to 35,354 for Mr. Griffin; 2,072 to 16,572 for Mr. Bullock; and 2,762 to 22,097 for Mr. Stevenson. Mr. Stevenson did not receive any part of his stock option award due to his departure from the our company in December 2014. For a detailed discussion of the stock option awards, see “Fiscal 2014 Total Direct Compensation: Base Salary and Annual and Long-term Incentive Compensation Decisions – Long-Term Incentive Compensation” on page 35.

(9)	Represents the grant date fair value of the stock option award granted on March 10, 2015, computed in accordance with FASB ASC Topic 718.
Employment Agreements
Mr. Stuewe’s Employment Agreement
We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009 and amended again in certain respects in March 2015, pursuant to which Mr. Stuewe was employed through December 31, 2014 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below) or upon Mr. Stuewe’s death or disability or (iii) by Mr. Stuewe for good reason (as defined in the agreement and discussed below). The agreement’s term was automatically extended for 2015.

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing a new automobile of his choice.
Cause is defined in Mr. Stuewe’s employment agreement to mean: (i) Mr. Stuewe’s breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation by Mr. Stuewe, (ii) Mr. Stuewe’s conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment, (iii) Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party, (iv) Mr. Stuewe’s continuing failure or refusal to perform his duties as required by the employment agreement or (v) gross negligence, insubordination, material violation by Mr. Stuewe of any duty of loyalty to our company or any other material misconduct on the part of Mr. Stuewe. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of Mr. Stuewe’s failure or refusal to comply with the terms of the employment agreement and must be given an opportunity to correct the act or omission complained of.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary, (ii) assignment to Mr. Stuewe of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position, (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement), (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy with Mr. Stuewe, (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections, (vi) any material change in the geographic location at which Mr. Stuewe must principally perform his duties for our company, which, for purposes of the employment agreement, means Mr. Stuewe’s permanent relocation to any office or location which is located outside of the Dallas/Fort Worth metropolitan area or (vii) any action or inaction that constitutes a material breach by our company of the employment agreement, including without limitation, any failure of our company to obtain an agreement from any successor of our company to perform the employment agreement in accordance with the terms of the employment agreement. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.
Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 53.
Mr. Kloosterboer's Employment Agreement
In connection with the closing of the Vion acquisition, we entered into an employment agreement dated as of February 12, 2014, with Mr. Kloosterboer, pursuant to which Mr. Kloosterboer serves as our Chief Operating Officer. The employment agreement is governed by the laws of The Netherlands and will continue in effect until the last day of the month during which Mr. Kloosterboer reaches the retirement date under his pension scheme (as applicable from time to time), but in any event no later than the date on which he will be eligible for state old-age pension benefits, subject to earlier termination as provided in the employment agreement. Pursuant to the employment agreement, Mr. Kloosterboer's annual fixed income, including holiday allowance, for 2014 was EUR 655,849, subject to annual increases at the discretion of the compensation committee of our Board. The employment agreement also provides that Mr. Kloosterboer will participate in our executive bonus program, with his bonus opportunity in fiscal years 2014, 2015 and 2016 being no less than the opportunity under his 2013 long term and short term incentive arrangements, as more fully described in the employment agreement. The employment agreement also provides for Mr. Kloosterboer to receive certain benefits, including, without limitation, participation in pension plans, an expense allowance, use of a company vehicle, vacation and salary continuation in the event of incapacity to work, as more fully described in the employment agreement. The employment agreement also contains certain covenants for the benefit of our company, including, without limitation, relating to non-competition, non-solicitation of our employees, clawback of bonus awards and protection of our confidential information.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that are outstanding as of our fiscal year ended January 3, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Randall C. Stuewe	82,600	—		$3.94	06/16/2015	254,606	(4)	$4,623,645	66,666	(8)	$1,210,655
	21,581	—		$8.21	03/09/2020
	36,285	—		$14.50	03/08/2021
	52,113	17,371	(1)	$16.98	03/06/2022
	36,886	36,886	(2)	$16.53	03/05/2023
	15,281	45,843	(3)	$19.94	03/04/2024

John O. Muse (9)	6,189			$16.98	03/06/2022	—		—	—		—
	13,019			$16.53	03/05/2023
	16,180			$19.94	03/04/2024

Dirk Kloosterboer	—	—		—	—	37,500	(5)	$681,000	75,000	(8)	$1,362,000

Martin W. Griffin	6,604	6,604	(2)	$16.53	03/05/2023	32,742	(6)	$594,595	—		—
	2,736	8,107	(3)	$19.94	03/04/2024

John Bullock	3,906	3,905	(2)	$16.53	03/05/2023	53,019	(7)	$962,825	74,666	(8)	$1,355,935
	1,667	4,999	(3)	$19.94	03/04/2024

Colin Stevenson	19,739	—		$19.94	03/31/2015	—		—	—		—

(1)
These stock options were granted on March 6, 2012 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

(2)
These stock options were granted on March 5, 2013 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

(3)
These stock options were granted on March 4, 2014 and vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

(4)
These shares consist of: (i) 221,272 shares that are part of awards granted on March 6, 2012, March 5, 2013 and March 4, 2014, which awards each vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 33,334 shares that are part of the performance share unit award granted on January 7, 2014, which shares vested on January 7, 2015 and became payable on March 4, 2015 after performance results were certified by the compensation committee.

(5)
These shares consist of 37,500 shares that are part of the performance share unit award granted on January 7, 2014, which shares vested on vested on January 7, 2015 and became payable on March 4, 2015 after performance results were certified by the compensation committee.

(6)
These shares are part of awards granted on March 5, 2013 and March 4, 2014, which awards each vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant.

(7)
These shares consist of (i) 19,685 shares that are part of awards granted on March 5, 2013 and March 4, 2014, which awards each vest in four equal installments, with the first installment vesting immediately upon the grant date and the remaining three installments vesting on the next three anniversary dates of the grant, and (ii) 33,334 shares that are part of the performance share unit award granted on January 7, 2014, which shares vested on vested on January 7, 2015 and became payable on March 4, 2015 after performance results were certified by the compensation committee.

(8)
These shares are part of the performance share unit award granted on January 7, 2014, and, in the case of Mr. Bullock, also includes 8,000 shares that are part of a special award made to Mr. Bullock on August 5, 2013.

(9) As previously noted, all of Mr. Muse's unvested equity compensation awards vested on December 31, 2014 pursuant to the terms of the Transitional Services Agreement between Mr. Muse and our company.
Option Exercises and Stock Vested
The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended January 3, 2015, and the value of any restricted stock that vested during the fiscal year ended January 3, 2015.

	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall C. Stuewe	127,100	1,875,996	186,828	$3,741,633
John O. Muse	54,965	217,985	172,619	3,273,906
Dirk Kloosterboer	—	—	37,500	783,750
Martin W. Griffin	—	—	13,347	272,047
John Bullock	—	—	16,001	309,805
Colin Stevenson	—	—	60,301	1,128,944
Pension Benefits
The following table shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under our Salaried Employees’ Retirement Plan determined using interest rate and post-retirement mortality rate assumptions. These values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan, other than with respect to Mr. Muse, who is age 66. Our Salaried Employees’ Retirement Plan was frozen effective December 31, 2011. Information regarding our Salaried Retirement Plan and the terms and conditions of payments and benefits available under the plan can be found under the heading “Other Features of our Compensation Program – Retirement Benefits and Perquisites” on page 40.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Randall C. Stuewe	Salaried Employees’ Retirement Plan	8.83	$232,295	—
John O. Muse	Salaried Employees’ Retirement Plan	14.17	$613,478	—
Dirk Kloosterboer	Netherlands - SPS Pension Plan	34.75	$3,897,801	—
Martin W. Griffin	—	—	—	—
John Bullock	—	—	—	—
Colin Stevenson	—	—	—	—
The present value of accumulated benefits has been calculated as of January 3, 2015, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming an age 62 retirement date (the earliest unreduced retirement age under the plan), other than with respect to Mr. Muse, who is age 66, and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 4.65% discount rate and a projection of the 2015 IRS Prescribed Mortality Static Annuitant, male and female) are consistent with the assumptions used for our company’s audited financial statements for the fiscal year ended January 3, 2015. See Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2015 for more information regarding the assumptions underlying the valuation of the pension benefits.

Potential Payments upon Termination or Change of Control
Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

•
Termination upon Death: In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements” ); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

•
Termination upon Disability: In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

•
Termination for Cause; Resignation without Good Reason: If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

•
Termination without Cause; Resignation for Good Reason: If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than following a change of control), Mr. Stuewe is entitled to receive the following payments, together with certain additional payments that are not, individually or in the aggregate, material: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

•
Termination upon a Change of Control of our company: If within twelve months following a change of control, either our company terminates Mr. Stuewe’s employment without cause or Mr. Stuewe resigns for good reason, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that in the event it shall be determined that any payment or distribution by our company to Mr. Stuewe or for his benefit would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalty is incurred by Mr. Stuewe with respect to such excise tax, then such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Mr. Stuewe retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if Mr. Stuewe received all of such payments. The employment agreement provides that our company shall reduce or eliminate any such payments, by first reducing or eliminating the portion of such payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder.

As of the end of fiscal 2014, we had in effect Senior Executive Termination Benefits Agreements with each of Messrs. Muse, Griffin and Bullock, which provide that, subject to certain conditions, we must continue to pay the executive upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (or 18 months in the case of Mr. Muse) (i) his annual base salary in effect at the time of his termination or, in the case of Mr. Muse, his annual base salary at the highest rate in effect in the preceding twelve months (the “Termination Payment Amount”), (ii) any accrued vacation pay due but not yet taken at the date of his termination, and (iii) life, disability, health and dental insurance, and certain other similar benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies.
These Senior Executive Termination Benefits Agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year thereafter, non-disparagement of our company and its business, continued cooperation in certain matters involving our company and requiring the executive officer to mitigate required payments under the severance agreement by seeking other comparable employment as promptly as practicable after termination and causing any amount earned from any other employment to offset amounts payable under the severance agreement. The employee benefits provided for in these severance agreements terminate when the executive officer obtains other employment.
In addition to the foregoing, Mr. Muse’s Senior Executive Termination Benefits Agreement also provides that if, within twelve (12) months following a change of control (as defined in Mr. Muse’s agreement), either our company terminates his employment without cause or he resigns for good reason (as defined in Mr. Muse's agreement), then in lieu of the Termination Payment Amount (discussed above) and subject to certain conditions, he will receive a lump sum payment within thirty days of the date of termination equal to three times his annual base salary at the highest rate in effect in the preceding twelve months. In either case, any such payment is not subject to the mitigation provision described above with respect to the Termination Payment Amount.
The tables below reflect the amount of compensation to each of the named executive officers of our company, except for Mr. Stevenson, in the event of termination of the executive officer’s employment or upon a change of control. The amount of compensation payable to each such named executive officer upon termination for cause, voluntary resignation, termination without cause, termination due to death or disability, or upon a change of control is shown below. The amounts shown assume that the termination or change of control was effective as of January 3, 2015, and thus include amounts earned through that date and are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company. Mr. Stevenson is not included in the tables since he was no longer employed by our company on January 3, 2015. In connection with his departure from our company, Mr. Stevenson and our company entered into a Separation Agreement and Release of Claims on February 23, 2015, which Separation Agreement provides for certain separation pay and benefits to be provided to Mr. Stevenson in connection with his departure. Pursuant to the Separation Agreement, Mr. Stevenson received each of the following: (i) two separation cash payments in the amounts of $750,000, which equates to 18 months of his annual base salary, and $630,000, which represents the value of earned equity awards and is in recognition of contributions made to our company; (ii) his annual incentive bonus with respect to 2014 to the extent earned based on the applicable performance criteria under the terms of our company’s 2014 annual incentive program and assuming that Mr. Stevenson had achieved 100% of his individual performance goals under the program (as shown in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation"); (iii) a cash payment of $174,694.38 which is equal in value on the grant date of one-fourth of the restricted stock he earned under the applicable performance criteria under the terms of our company’s 2014 long-term incentive program; and (iv) a cash payment of $573,994 which is equal in value to one-third of his special PSU award that vested based on achievement of the performance criteria governing the award. Additionally, in the Separation Agreement Mr. Stevenson reaffirmed certain of his promises and agreements contained in his Senior Executive Termination Benefits Agreement with our company and waived and released any and all claims against our company.

	By Company for Cause	Voluntary Resig- nation	By Company Without Cause or Resignation for Good Reason		Death or Disability		Change in Control (Without Termination)	By Company Without Cause or Resignation for Good Reason Following a Change of Control
Randall C. Stuewe
Compensation	—	—	$2,000,000	(1)	—		—	$3,000,000	(2)
Annual Incentive Bonus (3)	—	—	1,031,159		$1,031,159		—	1,031,159
Excise Tax Gross-Up	—	—	—		—		—	—	(4)
Life Insurance Benefits	—	—	—		2,000,000	(5)	—	—
Accrued Vacation (6)	$77,000	$77,000	77,000		77,000		—	77,000
Health and Welfare	—	—	44,000	(7)	—		—	64,000	(8)
Disability Income	—	—	—		1,147,000	(9)	—	—
Equity Awards (10)	—	—	4,099,000		4,704,000		$4,704,000	4,704,000
Pension Accrual (11)	—	—	—		—		—	—
Relocation Expenses	—	—		(12)	—		—		(12)

(1)
Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.

(2)
Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.

(3)
Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2014 compensation program, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in fiscal 2014 would have entitled him to the bonus as of the assumed date of termination.

(4)
No excise tax is due and owing under these circumstances; however, pursuant to the terms of Mr. Stuewe’s employment agreement as in effect on January 3, 2015, our company would have been obligated to cover the excise tax, if any, Mr. Stuewe incurred as a result of the termination of his employment following a change of control; provided, however, that the amount of such excise tax would have been offset by the value attributable to the non-competition provision contained in Mr. Stuewe’s employment agreement. As previously noted, in March 2015 Mr. Stuewe agreed to an amendment to his employment agreement that removed the excise tax gross-up provision from the agreement.

(5)
Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.

(6)	Reflects lump-sum earned and accrued vacation not taken.

(7)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two year period after his employment is terminated.

(8)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three year period after his employment is terminated following a change of control.

(9)
Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

(10)
Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s unvested stock options awarded on March 6, 2012, March 5, 2013 and March 4, 2014, and shares of unvested restricted stock awarded March 6,

2012, March 5, 2013 and March 4, 2014, and (ii) upon death, disability or a change of control, 33,334 shares of his outstanding performance share unit award, with the value in each case based on the closing price of our common stock on January 3, 2015 of $18.16 per share. There is no acceleration of the vesting of this restricted stock or stock options upon a resignation by Mr. Stuewe for good reason unless such resignation occurs following a change of control.

(11)
Pursuant to his employment agreement, under certain circumstances Mr. Stuewe is entitled to the lump-sum present value for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two year period following termination. As previously noted, our company’s salaried employees’ pension plan was frozen effective December 31, 2011, including all future service and wage accruals. Accordingly, no amounts would be owed to Mr. Stuewe under this provision of his employment agreement.

(12)
Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable.

	By Company for Cause	Voluntary Resig- Nation	By Company Without Cause (1)		Death or Disability		Change in Control (Without Termination)	By Company Without Cause or Resignation Following a Change of Control (2)
John O. Muse
Compensation	—	—	$750,000	(3)	—		—	$1,500,000	(4)
Life Insurance Benefits	—	—	—		$1,850,000	(5)	—	—
Accrued Vacation (6)	$38,000	$38,000	38,000		38,000		—	38,000
Health and Welfare	—	—	38,000	(7)	—		—	74,000	(8)
Disability Income	—	—	—		—		—	—
Executive Outplacement	—	—	10,000	(9)	—		—	10,000	(9)
Equity Awards	—	—	—		—		—	—

(1)
All benefits payable to the noted executive officer upon termination by our company without cause (unless the termination follows a change of control) may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

(2)	Resignation must be within twelve (12) months following a change of control and must be for “good reason,” as such term is defined in Mr. Muse’s severance agreement.

(3)	Reflects 18 months of compensation based on the noted executive officer’s base salary at January 3, 2015, to be paid to such executive officer in accordance with the terms of his severance agreement.

(4)
Reflects the lump-sum value of the compensation to be paid to Mr. Muse in accordance with his severance agreement, which is equal to three times his base salary at the highest rate in effect in the preceding twelve months.

(5)
Reflects the lump-sum proceeds payable to Mr. Muse’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all salaried employees and is maintained by our company at its sole expense, plus an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

(6)	Reflects lump-sum earned and accrued vacation not taken.

(7)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of his severance agreement, are to continue for eighteen months after his employment is terminated.

(8)
Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Muse for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of his severance agreement, are to continue for a three year period after his employment is terminated following a change of control.

(9)	Reflects the present value of outplacement fees to be paid by our company to assist Mr. Muse in obtaining employment following termination.

	By Company for Cause	Voluntary Resig- Nation	By Company Without Cause		Death or Disability		Change in Control (Without Termination)	Change in Control (With Termination)
Dirk Kloosterboer
Compensation	—	—	$4,538,940	(1)	$223,456	(2)	—	$4,538,940	(1)
Life Insurance Benefits	—	—	—		465,290	(3)	—	—
Disability Income	—	—	—		930,580	(4)	—	—
Equity Awards (5)	—	—	—		681,000		$681,000	681,000

(1)
Reflects amount based on a court formula pursuant to case law of the Netherlands, which takes into account age, number of years of service, fixed salary and bonus and is adjusted based on the degree of cause or culpability. For a termination without cause, Mr. Kloosterboer's severance compensation may be adjusted up to a factor of two (2) depending on the circumstances; provided, however, that pursuant to Mr. Kloosterboer's employment agreement for a termination without cause within two (2) years of the closing of the VION Ingredients acquisition, this factor shall be no less than 1.25. For purposes of this calculation, we have assumed a bonus rate of 30% of base salary and an adjustment factor of 1.25.

(2)	Reflects three (3) months of compensation based on Mr. Kloosterboer's base salary at January 3, 2015.

(3)
Reflects the lump-sum proceeds payable to Mr. Kloosterboer from a group life insurance policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

(4)
Reflects amount owed to Mr. Kloosterboer pursuant to the laws of the Netherlands and his employment agreement, as well as the lump-sum proceeds payable to Mr. Kloosterboer from a group disability policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

(5)
Reflects the acceleration of vesting upon death, disability or a change of control of 37,500 shares of Mr. Kloosterboer's outstanding performance share unit award, with the value based on the closing price of our common stock on January 3, 2015 of $18.16 per share.

	By Company For Cause	Voluntary Resignation	By Company Without Cause (1)		Death or Disability		Change in Control (With or Without Termination) (2)
Martin W. Griffin
Compensation	—	—	$800,000	(3)	—		—
Life Insurance Benefits	—	—	—		$1,850,000	(4)	—
Accrued Vacation (5)	$63,000	$63,000	63,000		63,000		$63,000
Health and Welfare (6)	—	—	11,000		—		—
Disability Income	—	—	—		888,000	(7)	—
Executive Outplacement	—	—	10,000	(8)	—		—
Equity Awards (9)	—	—	605,000		605,000		605,000
John Bullock
Compensation	—	—	375,000	(3)	—		—
Life Insurance Benefits	—	—	—		1,850,000	(4)	—
Accrued Vacation (5)	22,000	22,000	22,000		22,000		22,000
Health and Welfare (6)	—	—	24,000		—		—
Disability Income	—	—	—		657,000	(7)	—
Executive Outplacement	—	—	10,000	(8)	—		—
Equity Awards (9)	—	—	364,000		969,000		1,028,755

(1)	All benefits payable to Messrs. Griffin and Bullock upon termination without cause may end or be reduced due to his obligation to seek other employment as required by his severance agreement.

(2)
Our company has no program, plan or agreement providing benefits to the noted executive officers triggered by a change of control except for the acceleration of the vesting of restricted stock awards to Messrs. Griffin and Bullock which, pursuant to the terms of the award, accelerates upon a change of control, which as defined in the 2004 Omnibus Plan and 2012 Omnibus Plan, as the case may be, means, subject to certain exceptions, any of the following events: (i) any person becomes the beneficial owner of 20% (30% in the 2012 Omnibus Plan) or more of the combined voting power of our company, (ii) the individuals who constitute the Board cease for any reason to constitute at least a majority of the Board (unless any new director is first approved by the existing Board) or (iii) the consummation of a reorganization, merger or consolidation (in the case of both plans) or amalgamation or statutory share exchange (in the case of the 2012 Omnibus Plan) to which our company is a party or a sale or other disposition of all or substantially all of the assets of our company.

(3)
Reflects 12 months of compensation based on the noted executive officer’s base salary at January 3, 2015, to be paid to the noted executive officer in accordance with the terms of his severance agreement.

(4)
Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is two times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all Darling salaried employees and is maintained by our company at its sole expense, plus, an additional amount equal to three times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

(5)	Reflects lump-sum earned and accrued vacation not taken.

(6)
Reflects the lump-sum present value of all future premiums paid to or on behalf of the applicable executive officer for medical, dental, life and accidental death and dismemberment insurance, as well as short and long-term disability insurance, which, in accordance with the terms of the severance agreement, are to continue for up to one year following termination.

(7)
Reflects the lump-sum present value of all future payments that the noted executive would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. The noted executive would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

(8)	Reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.

(9)
Reflects the acceleration of vesting of (i) 100% of unvested stock options awarded on March 5, 2013 and March 4, 2014 to each of Messrs. Griffin and Bullock, and shares of unvested restricted stock awarded on March 5, 2013 and March 4, 2014 to each of Messrs. Griffin and Bullock and (ii) in the case of Mr. Bullock, (A) upon death, disability or a change of control, 33,334 shares of his outstanding performance share unit award and (B) upon a change of control, 3,280 of the remaining shares of unvested restricted stock awarded on August 5, 2013, with the value in each case based on the closing price of our common stock on January 3, 2015 of $18.16 per share.

Compensation of Directors
The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each outside director during the fiscal year ended January 3, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
O. Thomas Albrecht	$99,500	$90,000	—	$189,500
D. Eugene Ewing	88,000	90,000	—	178,000
Mary R. Korby	19,000	55,232		74,232
Charles Macaluso	111,500	90,000	—	201,500
John D. March	88,000	90,000	—	178,000
Michael Rescoe (3)	18,010	—	—	18,010
Michael Urbut	104,000	90,000	—	194,000

(1)
The aggregate number of stock awards outstanding at January 3, 2015 for the directors listed above are as follows: Albrecht, 34,272; Ewing, 14,026; Korby, 2,998 Macaluso, 34,272; March, 26,586; Rescoe, none; and Urbut, 34,272.

(2)
The aggregate number of option awards outstanding at January 3, 2015 for the directors listed above are as follows: Albrecht, 16,000; Ewing, none; Korby, none; Macaluso, 16,000; March, 12,000; Rescoe, none; and Urbut, 16,000.

(3)	Mr. Rescoe retired from the Board effective February 17, 2014.
During fiscal 2014, non-employee members of the Board were paid a $60,000 annual retainer. Each outside director also received $1,500 for each board or committee meeting attended in person or by video where minutes were taken or $1,000 if attended by telephone. The chairman of each of the audit, compensation, and nominating and corporate governance committees received an additional $12,000, $7,500 and $5,000, respectively, as an annual retainer, and the lead director of the Board received an additional $15,000 annual retainer. As an additional element of annual non-employee director compensation, pursuant to the 2012 Omnibus Plan, each non-employee director also receives $90,000 of restricted stock units immediately following our annual meeting of stockholders at which such directors are elected. Accordingly, following our annual meeting of stockholders on May 6, 2014, each non-employee director, except for Ms. Korby, received a grant of $90,000 in value of restricted stock units, with the number of units granted being determined using the closing price of our common stock on May 6, 2014. In the case of Ms. Korby, she received $55,223 worth of restricted stock units upon her appointment to the Board on September 25, 2014, representing a prorated amount of the annual grant. In the aggregate, 25,678 restricted stock units were granted to non-employee directors during the fiscal year ended January 3, 2015.
Employee directors receive no additional compensation for serving on the Board.

Equity Compensation Plans
The following table sets forth certain information as of January 3, 2015 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all compensation plans previously approved by our security holders, and (ii) all compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options and granted non-vested stock;

•	the weighted-average exercise price of the outstanding options and granted non-vested stock; and

•	the number of securities that remain available for future issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,495,354	(1)	$17.60	8,829,332
Equity compensation plans not approved by security holders	---		---	---
Total	1,495,354		$17.60	8,829,332

(1)
Includes shares underlying options that have been issued and granted non-vested stock pursuant to the 2004 Omnibus Plan and the 2012 Omnibus Plan, both as approved by our company’s stockholders. See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended January 3, 2015 for information regarding the material features of the 2012 Omnibus Plan, which is substantially similar to the 2004 Omnibus Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of March 18, 2015, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gates Capital Management, Inc. 1177 Avenue of the Americas, 46th Floor, New York, NY 10036	17,105,605	(1)	10.35%
Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management 6070 Poplar Ave., Suite 300, Memphis, TN 38119	16,422,273	(2)	9.94%
Blackrock, Inc. 40 East 52nd Street, New York, NY 10022	14,369,094	(3)	8.70%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	11,080,069	(4)	6.71%
FMR LLC 245 Summer Street, Boston, MA 02210	10,856,475	(5)	6.58%
Eminence Capital, LP 65 East 55th Street, 25th Floor, New York, NY 10022	8,262,343	(6)	5.00%

(1)
Gates Capital Management, Inc., ("GCMI") is the managing member of Gates Capital Management GP, LLC, which is the general partner of Gates Capital Management, L.P. ("Gates Capital') which serves as investment manager for shares of common stock held by certain funds which are each deemed to beneficially own 17,105,605 shares of our common stock. Jeffrey L. Gates, who serves as the President of GCMI, may be deemed to indirectly beneficially own 17,105,605 shares of our common stock. GCMI, Gates Capital Management GP, LLC and Mr. Gates have shared voting and shared dispositive power in respect of these shares.

(2)
Michael W. Cook Asset Management LLC is an investment advisor registered under Section 203 of the         Investment Advisers Act of 1940 and has sole dispositive power with respect to all of the above shares and sole voting power with respect to 14,649,823 of the above shares.

(3)
BlackRock, Inc. is a parent holding company in accordance with Rule 13d-1 (b) (1) (ii) (G) of the Exchange Act and has dispositive power with respect to all of the above shares and sole voting power with respect to 13,987,423 of the above shares.

(4)
The Vanguard Group, Inc. is an investment adviser in accordance with Section 240.13-d 1 (b)(1)(ii)(E) of the Exchange Act and has sole power to vote or direct votes with respect to 228,307 of the above shares and sole dispositive power with respect to 10,864,862 of the above shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 215,207 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 13,100 of the shares as a result of its serving as investment manager of Australian investment offerings.

(5)
Reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). FMR LLC is a parent holding company in accordance with Section 240.13d-1 (b) (1) (ii) (G) of the Exchange Act. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(6)
Eminence Capital, LP, a Delaware limited partnership (“Eminence Capital”) serves as the management company to the Eminence Funds (as defined below) with respect to the shares of our common stock directly owned by the Eminence Funds and the investment adviser to a separately managed account (the “SMA”) with respect to the shares of our common stock directly owned by the SMA. Eminence Capital may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence Funds and the SMA. Eminence GP, LLC, a Delaware limited liability company (“Eminence GP”), serves as general partner or manager with respect to the shares directly owned by the Partnerships (as defined below) and Master Funds (as defined below) included within the Eminence Funds and may be deemed to have voting and dispositive power over the shares held for the accounts of the Partnerships and Master Funds. Ricky C. Sandler is the Chief Executive Officer of Eminence Capital and the Managing Member of Eminence GP and may be deemed to have voting and dispositive power with respect to the shares of Common Stock directly owned by the Eminence Funds and the SMA, as applicable. As used herein, the term “Eminence Funds” includes Eminence Partners, L.P., a New York limited partnership ("Eminence I"), Eminence Partners II, L.P., a New York limited partnership ("Eminence II"), Eminence Partners Leveraged, L.P., a Delaware limited partnership ("Eminence Leveraged"), Eminence Eaglewood Master, L.P., a Delaware limited partnership ("Eminence Eaglewood"), Eminence Partners Long, L.P., a Delaware limited partnership (together with Eminence I, Eminence II, Eminence Leveraged and Eminence Eaglewood, the "Partnerships"), as well as Eminence Fund Master, Ltd. ("Eminence Offshore Master Fund"), Eminence Fund Leveraged Master, Ltd. (together with Eminence Offshore Master Fund, the "Master Funds"), each a Cayman Islands company, and Eminence Fund Long, Ltd. ("Eminence Offshore Long"), a Cayman Islands company.

Security Ownership of Management
The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 18, 2015, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock Owned		Unexercised Plan Options (2)	Common Stock Beneficially Owned (3)	Percent of Common Stock Owned
Randall C. Stuewe	1,192,319		288,916	1,481,235	*
O. Thomas Albrecht	60,272	(1)	12,000	72,272	*
John Bullock	101,630		13,247	114,877	*
D. Eugene Ewing	14,026	(1)	—	14,026	*
Martin W. Griffin	360,390		24,027	384,417	*
Dirk Kloosterboer	40,211		3,969	44,180	*
Mary R. Korby	2,998		—	2,998	*
Charles Macaluso	50,272	(1)	12,000	62,272	*
John D. March	26,586	(1)	12,000	38,586	*
John O. Muse	131,195		35,388	166,583	*
Justinus J.G.M. Sanders	990	(1)	—	990	*
Colin Stevenson	61,978		19,739	81,717	*
Michael Urbut	88,272	(1)	12,000	100,272	*
All executive officers and directors as a group (14 persons)	2,289,585		413,279	2,764,842	1.67%

*	Represents less than one percent of our common stock outstanding.
(1) Represents stock owned, as well as 4,536 restricted stock units awarded to each of Messrs.
Albrecht, Ewing, Macaluso and March, 2,998 restricted stock units awarded to Ms. Korby and 990 restricted stock units awarded to Mr. Sanders that vest within 60 days of March 18, 2015.

(2) Represents options that are or will be vested and exercisable within 60 days of March 18, 2015.

(3)
Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1 and for unvested shares of restricted stock for which recipients have the right to vote but not dispositive power, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
Darling, through its wholly-owned subsidiary Griffin Industries LLC, leases two real properties located in Butler, Kentucky and real properties located in each of Jackson, Mississippi and Henderson, Kentucky from Martom Properties, LLC, an entity owned in part by Martin W. Griffin, our Executive Vice President – Chief Operations Officer, North America. The lease term for each of the Butler properties and the Jackson property is thirty years, and we have the right to renew such leases for two additional terms of ten years each. The annual rental payment for each of the Butler properties is $30,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The annual rental payment for the Jackson property is $221,715 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. The lease term for the Henderson property is ten years, and we have the right to renew such lease for four additional terms of five years each. The annual rental payment for the Henderson property is $60,000 for the first five years of the lease term and is increased by the increase in the consumer price index every five years thereafter. Under the terms of each lease, we have a right of first offer and right of first refusal for that property.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2014, except that, due to inadvertent administrative errors, required Forms 4 were not filed on a timely basis to report exercises of options by each of Messrs. Albrecht, Macaluso and Stuewe. In each such case, the reports were promptly filed after becoming aware of the error.
REPORT OF THE AUDIT COMMITTEE
The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.
Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at http//www.darlingii.com/investors.aspx. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.
Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.
The audit committee met with management periodically during fiscal 2014 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.
The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 3, 2015 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 for filing with the SEC.

THE AUDIT COMMITTEE

Michael Urbut, Chairman
D. Eugene Ewing
John D. March

PROPOSAL 2 – RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
The audit committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending January 2, 2016. KPMG LLP served as our company’s independent registered public accountants for fiscal year 2014 and reported on our company’s consolidated financial statements for that year. We are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our amended and restated bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.
In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2014 and 2013. The aggregate fees billed for fiscal 2014 and 2013 for each of the following categories of services are set forth below:
Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended January 3, 2015 and December 28, 2013 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the years ended January 3, 2015 and December 28, 2013 were $4,500,000 and $3,025,600, respectively.
Audit-Related Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the years ended January 3, 2015 and December 28, 2013 were $627,000 and $1,544,000, respectively, for services related to the company’s implementation of a new enterprise resource planning system.
Tax Fees. The aggregate fees billed or to be billed for tax services rendered by KPMG LLP for the years ended January 3, 2015 and December 28, 2013 were $9,000 and none, respectively.
All Other Fees. There were no fees billed for professional services rendered by KPMG LLP during the years ended January 3, 2015 and December 28, 2013 for services other than those described above as “Audit Fees” and “Audit-Related Fees”.
Pre-approval Policy
The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.
All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions, and no services provided by KPMG LLP to us for the year ended January 3, 2015 were non-audit related services. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chairman pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote
Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending January 2, 2016 requires the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and broker “non-votes” may be voted at the discretion of the broker holding the shares.
Recommendation of the Board
The Board recommends that the stockholders vote “FOR” Proposal 2.

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure. At our 2011 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year. We intend to seek an advisory vote on the frequency of our say-on-pay vote at the annual meeting to be held in 2017 and, taking into account the feedback from that vote, we will re-evaluate the frequency of the say-on-pay vote at that time.
As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 16, for a more detailed discussion of our executive compensation program, including information about fiscal year 2014 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Darling Ingredients Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”
Approval of the above resolution requires the affirmative vote of a majority of the shares of the common stock present in person or represented by proxy and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and broker “non-votes” may not be voted at the discretion of the broker holding the shares.
The say-on-pay vote is advisory and therefore not binding on our company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.
Recommendation of the Board
The Board recommends that the stockholders vote “FOR” Proposal 3.

OTHER MATTERS
Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.
HOUSEHOLDING OF PROXY MATERIAL
The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling Ingredients Inc., Attn: Investor Relations, 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038 or an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.
Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling Ingredients Inc., 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, or by email to ir@darlingii.com; or from our proxy solicitor, Georgeson Inc., by telephone toll-free at 1-800-790-6795. Such information is also available from the SEC through the SEC website at the address provided above.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 31, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.
ADDITIONAL INFORMATION
Stockholder Proposals for 2016
If you wish to submit a proposal for possible inclusion in our 2016 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2016, we must receive your notice, in accordance with the rules of the SEC, on or before December 2, 2015. If you wish to submit a proposal at the 2016 annual meeting (but not seek inclusion of the proposal in our proxy materials), we must receive your notice, in accordance with our company's bylaws, no earlier than January 13, 2016 (120 days prior to the first anniversary of the date of the 2015 Annual Meeting) and no later than February 12, 2016 (90 days prior to the first anniversary of the date of the 2015 Annual Meeting). Notices should be sent to our Secretary at our principal executive offices located at 251 O’Connor Ridge Boulevard, Suite 300, Irving, Texas 75038. To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2016 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws. The SEC rules set forth standards as to what stockholder proposals are required to be included in a Proxy Statement.

By Order of the Board,

John F. Sterling
Secretary

Irving, Texas
March 31, 2015

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2015.

Vote by Internet • Go to www.envisionreports.com/DAR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone •Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
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A	The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain	+
01 - Randall C. Stuewe	☐	☐	☐	02 - O. Thomas Albrecht			☐	☐	☐	03 - D. Eugene Ewing	☐	☐	☐

04 - Dirk Kloosterboer	☐	☐	☐	05 - Mary R. Korby			☐	☐	☐	06 - Charles Macaluso	☐	☐	☐

07 - John D. March	☐	☐	☐	08 - Justinus J.G.M. Sanders			☐	☐	☐	09 - Michael Urbut	☐	☐	☐
				For	Against	Abstain						For	Against	Abstain

2. Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2016.				☐	☐	☐		3. Advisory vote to approve executive officer compensation.				☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON 05/12/15 FOR DARLING INGREDIENTS INC. THE FOLLOWING MATERIAL IS AVAILABLE AT WWW.ENVISIONREPORTS.COM/DAR
PROXY STATEMENT AND ANNUAL REPORT
▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
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Proxy — Darling Ingredients Inc.
Proxy for Annual Meeting of Stockholders
MAY 12, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INGREDIENTS INC., a Delaware corporation (the “Company”), does hereby constitute and appoint John F. Sterling and Brad Phillips, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Four Seasons Resort and Club at 4150 N. MacArthur Blvd., Irving, Texas 75038, on May 12, 2015 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.
IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
The undersigned hereby revokes all previous Proxies.
Important notice regarding the availability of proxy materials for the Annual Meeting:
The Notice and Proxy Statement and 2014 Annual Report are available at www.envisionreports.com/DAR
(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)